Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of February 14, 2023

by and among

Skyvera, llc,

as Buyer,

and

american virtual cloud technologies, INC.,

and

ITS SUBSIDIARIES SIGNATORY HERETO

as Sellers

TABLE OF CONTENTS

Article 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	Interpretation	19
Article 2 ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES		21
2.1	Assets to be Acquired	21
2.2	Liabilities to be Assumed by Buyer	21
2.3	Excluded Liabilities	21
2.4	Receipt of Misdirected Assets; Liabilities	21
2.5	Assumption and Assignment of Contracts and Leases	22
2.6	Assignment of Certain Acquired Assets	22
Article 3 CLOSING; PURCHASE PRICE		23
3.1	Closing; Transfer of Possession; Certain Deliveries	23
3.2	Consideration	25
3.3	Deposit	25
3.4	Allocation of Purchase Price	25
3.5	Withholding	26
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLERS		26
4.1	Organization	26
4.2	Authorization of Transaction	27
4.3	Consents	27
4.4	No Conflicts	27
4.5	Acquired Assets	27
4.6	Litigation; Orders	28
4.7	Employment Matters	28
4.8	Compliance with Laws; Permits	29
4.9	Contracts and Leases	29
4.10	Real Property	31
4.11	Intellectual Property	31
4.12	Data Privacy	34
4.13	Environmental Matters	34
4.14	Brokers’ Fees and Commissions	34
4.15	Financial Statements	35
4.16	Taxes	35
4.17	Exclusive Representations and Warranties	36

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Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER		36
5.1	Organization	36
5.2	Due Authorization, Execution and Delivery; Enforceability	37
5.3	Consents	37
5.4	No Conflicts	37
5.5	Sufficiency of Funds	37
5.6	Adequate Assurances Regarding Executory Contracts	37
5.7	Exclusive Representations and Warranties	37
5.8	No Outside Reliance	38
Article 6 COVENANTS OF THE PARTIES		38
6.1	Conduct of Business Pending the Closing	38
6.2	Access.	40
6.3	Public Announcements	41
6.4	Tax Matters	41
6.5	Commercially Reasonable Efforts	42
6.6	Further Assurances	42
6.7	Bankruptcy Court Matters	42
6.8	Cure Costs	45
6.9	Preservation of Books and Records; Cooperation	45
6.10	Notification of Certain Matters	46
6.11	Name Change	46
6.12	Intellectual Property Rights Assignment	46
6.13	Transition Services Agreement	46
6.14	Confidentiality	47
6.15	Employees	47
6.16	Independent Contractors	48
Article 7 CONDITIONS TO OBLIGATIONS OF THE PARTIES		48
7.1	Conditions Precedent to Obligations of Buyer.:	48
7.2	Conditions Precedent to the Obligations of Sellers	49
7.3	Frustration of Conditions Precedent	49
Article 8 TERMINATION		50
8.1	Termination of Agreement	50
8.2	Consequences of Termination	51
Article 9 MISCELLANEOUS		51
9.1	Expenses	51
9.2	Assignment	51
9.3	Parties in Interest	52
9.4	Certain Limitations	52
9.5	Notices	52
9.6	Choice of Law	53
9.7	Entire Agreement; Amendments and Waivers	53
9.8	Counterparts; Facsimile and Electronic Signatures	53
9.9	Severability	54
9.10	Headings	54
9.11	Exclusive Jurisdiction; Specific Performance; Remedies	54
9.12	WAIVER OF RIGHT TO TRIAL BY JURY	55
9.13	Survival	55
9.14	Non-Recourse	55
9.15	Disclosure Schedules	55
9.16	Mutual Drafting	56
9.17	Fiduciary Obligations	56

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of February 14, 2023 (the “Agreement Date”), is by and among American Virtual Cloud Technologies, Inc., a Delaware corporation (“AVCT” and together with Subsidiaries, including the Foreign Subsidiaries, the “Company”), and each of AVCT’s Subsidiaries listed on the signature pages hereto (together with AVCT, “Sellers” and each, a “Seller”) and Skyvera, LLC, a Delaware limited liability company (“Buyer”). Each Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Sellers engage in the business of cloud-based communications (the “Business”);

WHEREAS, on January 11, 2023 (the “Petition Date”), certain of the Sellers, namely AVCT, AVCtechnologies USA, Inc. and Kandy Communications LLC (collectively, the “Debtors”), commenced voluntary cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing petitions for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Debtors’ Chapter 11 Cases are being jointly administered under Case No. 23-10020 (MFW) in the Bankruptcy Court;

WHEREAS, Sellers have agreed to sell, transfer, convey, assign and deliver to Buyer, and Buyer has agreed to purchase, take delivery of and acquire the Acquired Assets as of the Closing, and Buyer is willing to assume from Sellers the Assumed Liabilities as of the Closing upon terms and subject to the conditions set forth hereinafter (including the Auction);

WHEREAS, the consummation of the Transactions contemplated by this Agreement are subject to, among other things, the entry of a Sale Order in the Bankruptcy Case under sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code, and the Transactions and this Agreement are subject to the approval of the Bankruptcy Court; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1
DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following respective meanings:

“Accounts Receivable” shall mean all accounts receivable and unbilled revenue, including all trade and non-trade accounts receivable, notes receivable, negotiable instruments and chattel paper owned or held, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

“Acquired Assets” shall mean all tangible and intangible properties, assets, interests and rights of Sellers (real or personal, now or existing or hereafter acquired, whether or not reflected on the books or financial statements of Sellers), including without limitation the following assets of Sellers, except the Excluded Assets shall not be Acquired Assets:

(a) the Assumed Contracts and Assumed Leases, including all improvements, buildings, facilities, fixtures and appurtenances thereto and all rights in respect thereof, and all servitudes, easements, rights-of-way, other surface use agreements and water use agreements related thereto and all rights in respect thereof (including all options and rights of first refusal) and all tenements, hereditaments, and other property rights appertaining thereto, in each case regardless of whether title to the foregoing are subject to reversion to the landlord or other third party upon the expiration or termination of such Assumed Lease;

(b) subject to the right of Sellers to retain copies (at Sellers’ sole expense and subject to Section 6.9), all Acquired Business Information in the possession or reasonable control of any Seller and whether in hard or electronic format;

(c) all goodwill associated with the Business, the Acquired Assets and the Assumed Liabilities;

(d) all computers and related equipment, servers, machinery, furniture, supplies and other tangible personal property (wherever located, whether held at any location or facility of any Seller or at any datacenter leased by the Company, including its Foreign Subsidiaries) (including rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(e) all rights of Sellers under or pursuant to the warranties, representations, and guarantees express or implied, received from or made by suppliers, manufacturers, contractors, customers, or any other third party to the extent relating to products sold, or services provided, to any Seller or to the extent affecting any of the Acquired Assets other than any warranties, representations and guarantees relating exclusively to any Excluded Assets or rights and defenses relating exclusively to any Excluded Liabilities;

(f) all prepaid expenses of Sellers relating to any of the Acquired Assets (the “Acquired Prepaid Expenses”);

(g) all Intellectual Property owned or licensed by any Seller, including all Intellectual Property Rights, including without limitation all rights to collect royalties and proceeds in connection therewith, all rights to sue and recover for past, present and future infringements, dilutions, misappropriations of, or other conflicts with, such Intellectual Property and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

(h) all customer lists and all other books, records, files and papers of Sellers to the extent related to the Business or the Acquired Assets, including vendor and e-commerce merchant customer files, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence, personnel files for Transferred Employees, but excluding from the foregoing any information to the extent prohibited by Law for transfer hereunder;

(i) all subscriber and customer data, information, analysis and modelling derived from any customer and other similar information including personal information (such as name, address, telephone number, e-mail address, website and any other database information), customer consents and opt-in/opt-outs, product hierarchy, segmentation (life cycle), customer lifetime value, predictive modeling scores and models used, offers, coupons and discount information and data, and customer purchase and transaction history at a transaction level (including dollar amounts, dates, and items purchased, but excluding from the foregoing any Personally Identifiable Information, including credit card numbers or related customer payment source, social security numbers, or other information to the extent prohibited by Law for transfer hereunder) relating to customers of, or collected through or used in the operation of (i) the Business, and (ii) any customer lists;

(j) to the extent transferrable, the registrations and rights to any social media, e-commerce and other online, mobile or digital accounts and handles of Sellers (the “Online Accounts”), together with all content stored thereon and goodwill associated therewith; provided, that, to the extent transfer is not permissible, the Parties shall enter into such alternative arrangement so as to allow Buyer to access, control and use such Online Accounts (including in connection with any commercial or marketing activities conducted therewith) to the extent administratively feasible;

(k) all Permits, and all pending applications therefor, to the maximum extent transfer or assignment of such Permits to Buyer is permitted by Law;

(l) all security deposits and any other deposits held by landlords, vendors, trade creditors, or any other party solely to the extent related to the Acquired Assets, the Assumed Liabilities, the Assumed Contracts and the Assumed Leases, and specifically excluding such security deposits in the Sellers’ adequate assurance account relating to utilities under section 366 of the Bankruptcy Code;

(m) all rights of any Seller under non-disclosure or confidentiality, proprietary information and invention agreements, non-compete or non-solicitation agreements with current and former employees and agents of any Seller or with third parties related to the Acquired Assets, the Assumed Liabilities, or the Business (or any portion thereof);

(n) all rights against third parties (including without limitation suppliers, vendors, merchants, manufacturers and counterparties to leases, licensees, licensors or of any Seller arising under or related to any Assumed Contract, Assumed Lease, other Acquired Asset or Assumed Liability), including Claims, defenses, credits, rebates (including any vendor or supplier rebates), allowances, refunds, Proceedings, rights of set off, rights of recovery, rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties or other similar rights, in each case with respect to Assumed Liabilities or arising from the use, ownership, possession, operation, sale or lease of any Acquired Assets;

(o) all Avoidance Actions related to Assumed Contracts, Assumed Leases, Assumed Liabilities, any go forward vendors, or any Transferred Employee (“Acquired Avoidance Actions”) and all other Claims related to Transferred Employees (“Acquired Transferred Employees Claims”); provided, that, neither the Buyer, nor any Person claiming by, through or on behalf of the Buyer (including by operation of law, sale, assignment, conveyance or otherwise) shall pursue, prosecute, litigate, institute or commence an action based on, assert, sell, convey, assign or file any Claim that relates to any Acquired Avoidance Actions or Acquired Transferred Employee Claims, other than any Claim with respect to any retention or similar agreements to which such Transferred Employee is party;

(p) to the extent not Acquired Avoidance Actions or Acquired Transferred Employee Claims, all Claims related to the Assumed Liabilities and the Acquired Assets whether related to any time period before, on or after the Closing (collectively with the Acquired Avoidance Actions and Acquired Transferred Employee Claims, the “Acquired Claims”);

(q) to the extent a Seller Benefit Plan is an Assumed Plan, all assets of such Seller Benefit Plan (except to the extent such assets are held in a trust);

(r) the assets listed on Section 1.1(a) of the Disclosure Schedules; and

(s) any other assets, whether tangible or intangible, related to, used in or held for use by, the Business, except for any Excluded Assets.

“Acquired Avoidance Actions” shall have the meaning specified within the definition of “Acquired Assets”.

“Acquired Business Information” shall mean all books, financial information and other information, customer lists and customer contact information, mailing lists, correspondence, correspondence (in any format, including emails) with customers, research and development reports, records, files, ledgers, documentation, instruments, research, papers, data, advertising, promotion and marketing materials and information, sales or technical literature or similar information, in any format, that, in each case, is in the possession or control of any Seller; provided, that, if for any reason Buyer is prohibited from obtaining possession of any of the foregoing, Buyer shall have the right to make copies of such Acquired Business Information unless prohibited by applicable Law.

“Acquired Claims” shall have the meaning specified within the definition of “Acquired Assets”.

“Acquired Prepaid Expenses” shall have the meaning specified within the definition of “Acquired Assets”.

“Acquired Transferred Employees Claims” shall have the meaning specified within the definition of “Acquired Assets”.

“Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by Contract, as trustee, executor or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, together with the exhibits and the Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall have the meaning specified in the preamble.

“Allocation” shall have the meaning specified in Section 3.4.

“Alternative Transaction” shall mean (i) the approval by the Bankruptcy Court of a sale or sales of a material portion of the Acquired Assets to a Person other than Buyer, (ii) the filing of a plan of reorganization that does not contemplate the sale of the Acquired Assets to Buyer in accordance with the terms hereof, or (iii) any other transaction (or series of transactions), other than the Transactions, whether direct or indirect, concerning a sale, merger, acquisition, issuance, financing, recapitalization, reorganization, liquidation or disposition of any Seller or material portion of the assets thereof (in any form of transaction, whether by merger, sale of assets or equity or otherwise).

“Assumed Contracts” shall have the meaning specified in Section 2.5(a).

“Assumed Leases” shall have the meaning specified in Section 2.5(a).

“Assumed Liabilities” shall mean solely the following Liabilities, provided, that, if there is any conflict between Excluded Liabilities and any Assumed Liabilities, Excluded Liabilities shall prevail:

(a) all Liabilities of the Sellers under each of the Assumed Contracts and Assumed Leases solely to the extent such liabilities (i) arise after the Closing; (B) do not arise from or relate to a breach, violation or default of such Assumed Contract by any Seller prior to the Closing; (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Contracts and (D) are not required to be performed on or prior to the Closing;

(b) Fifty percent (50%) of all Transfer Taxes related to the Transactions;

(c) all Liabilities of the Sellers, solely to the extent arising after the Closing, and solely with respect to or relating to the ownership or operation of any of the Acquired Assets after the Closing; and

(d) up to the first $500,000 in aggregate Cure Costs (the “Cure Costs Threshold”).

“Assumed Plan” shall have the meaning set forth in Section 6.12(b).

“Auction” shall have the meaning set forth in the Bidding Procedures.

“Avoidance Actions” shall mean any and all claims for avoidance and recovery of any Seller under chapter 5 of the Bankruptcy Code.

“Back-Up Bidder” shall have the meaning specified in Section 6.7(e).

“Bankruptcy Code” shall have the meaning specified in the recitals.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Bidding Procedures” shall mean bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” shall mean an Order (Docket No. 81) of the Bankruptcy Court approving the Bidding Procedures, Break-Up Fee and the Expense Reimbursement pursuant to the terms of this Agreement.

“Bill of Sale and Assignment and Assumption Agreement” shall mean a bill of sale and assignment and assumption agreement to be entered into by Sellers and Buyer concurrently with the Closing, substantially in the form of Exhibit A.

“Break-Up Fee” means an amount equal to 3.0% of the Cash Purchase Price.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance, state of facts or development that prevents or materially impairs Buyer’s ability to consummate the Transactions or perform its obligations hereunder.

“Cash” shall mean all cash and cash equivalents, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments.

“Cash Purchase Price” shall have the meaning specified in Section 3.2(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any Laws promulgated thereunder.

“Chapter 11 Cases” shall have the meaning specified in the recitals.

“Claim” shall mean all actions, claims, counterclaims, complaints, suits, Proceedings, rights of action, causes of action, Liabilities, losses, damages, remedies, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or unmatured, choate or inchoate, legal or equitable, and arising in tort, contract or otherwise, including any “claim” as defined in the Bankruptcy Code.

“Closing” shall have the meaning specified in Section 3.1(a).

“Closing Date” shall have the meaning specified in Section 3.1(a).

“Closing Date Deferred Revenue” shall mean the total Deferred Revenues of Sellers as of the Closing Date, as set forth on the Sellers’ balance sheet.

“COBRA” means the federal Consolidated Omnibus Reconciliation Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the recitals.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 22, 2022, between AVCT and Trilogy Enterprises, Inc., an Affiliate of Buyer.

“Contract” shall mean any contract, agreement, customer contract, reseller agreement, undertaking, franchise agreement, indenture, note, bond, loan, instrument, conditional sales contract, purchase order, sales order, mortgage, license, sublicense, lease, sublease, franchise, insurance policy, letter of credit, commitment or other arrangement or commitment, whether or not in written form, that is, or purports to be, binding upon a Person or any of its property or assets or subjects any such property or assets to a Lien.

“Cure Costs” shall mean all amounts required to be paid pursuant to section 365(b) of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts and Assumed Leases, or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption and assignment of the Assumed Contracts and Assumed Leases.

“Deferred Revenue” shall mean all Cash received in advance for products or services to be performed following the Closing Date.

“Deferred Revenue Adjustment Amount” shall mean the amount, if any, by which Closing Date Deferred Revenue exceeds Deferred Revenue as of the date hereof, as set forth on the Sellers’ balance sheet.

“Deposit” shall have the meaning specified in Section 3.3(a).

“Disclosure Schedules” shall mean the disclosure schedules, delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, as may be amended from time to time in accordance with and subject to the terms hereof.

“Employees” shall mean all individuals, whether or not actively at work as of the date hereof, who are employed by any Seller, including such employees who have been furloughed or are on short-term disability, long-term disability or any other approved leave of absence as of the Closing, together with such associates who are employed by Globalization Partners and supplied to the Sellers.

“Environmental Laws” means, all federal, state, and local Laws, all judicial and administrative Orders and determinations, all common Law, in each case concerning public or employee health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substances or wastes (including CERCLA and analogous state Laws).

“Environmental Liabilities and Obligations” means all Liabilities arising from any impairment or damage to the environment or failure to comply with Environmental Laws in any way relating to the prior or current ownership or operation of the Business, including Liabilities related to: (i) the transportation, storage, use, arrangement for disposal or disposal of Hazardous Substances or waste; (ii) the Release of Hazardous Substances or waste; (iii) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (iv) any other obligations imposed under Environmental Laws with respect to the Business; and (v) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (i)-(iv) of this definition.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with Seller for purposes of Code § 414.

“Escrow Account” shall mean the account established by the Escrow Agent to hold the Deposit.

“Escrow Agent” shall mean [●].

“Escrow Agreement” shall mean the escrow agreement, dated [●], by and among Escrow Agent and Sellers.

“Excluded Assets” means all of the following properties, assets, interests, and rights of the Sellers:

(a) all Cash;

(b) all cash deposits in cash collateral, indemnity or other accounts, professional fee escrows and retainer amounts, and indemnity accounts or escrows, held by or on behalf of the Sellers or Sellers’ Subsidiaries, or the bankrupt estates’ professionals;

(c) all Accounts Receivable;

(d) capital stock of, and held by, each of the Sellers;

(e) all cash in the Sellers’ adequate assurance account relating to utilities under section 366 of the Bankruptcy Code;

(f) any and all proceeds relating to any and all bonds, letters of credit, guarantees or other security provided by any Seller;

(g) Excluded Contracts and Excluded Leases;

(h) all prepaid expenses related exclusively to Excluded Contracts and Excluded Leases;

(i) all insurance policies scheduled on Schedule 1.1(b), and all rights, Claims and credits of any nature with respect to any such insurance policy, including all claims and proceeds under such insurance policies, and including workers’ compensation insurance and related letters of credit, cash or other assets that serve as collateral with respect thereto;

(j) all of any Seller’s director and officer insurance policies, fiduciary policies or employment practices policies (in each case of the foregoing, including any tail policies or coverage thereon), and any of such Seller’s rights, Claims, credits or rights of set off thereunder;

(k) all rights to the warranties, express or implied, and licenses granted by any third party related exclusively to any Excluded Assets;

(l) all Personally Identifiable Information, including any credit card numbers or related customer payment source, or social security numbers;

(m) all Seller Benefit Plans that are not Assumed Plans;

(n) all (i) organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to any Seller’s organization, maintenance, existence, and operation; (ii) books and records, correspondence or communications to the extent related solely to (A) Taxes paid or payable by the Sellers, (B) any claims, obligations or liabilities not included in Assumed Liabilities, or (C) this Agreement, any Transaction Documents or the negotiation or consummation of the Transactions (and including any attorney-client privilege associated with any of the items described in the preceding clauses (A), (B) or (C)); provided that Sellers shall provide Buyer with a copy of Sellers’ financial and accounting records, Tax records and other similar documents and records (all in the state in which such records and information currently exist) for Buyer’s records;

(o) all Avoidance Actions except for Acquired Avoidance Actions;

(p) any Claims, setoffs, rights of recoupment, equity rights, defenses, or other rights or interest of any Seller in or to any refund, rebate, abatement or other recovery or otherwise solely to the extent related exclusively to any Excluded Liability;

(q) all Claims (other than Acquired Avoidance Actions) that relate solely to any Excluded Asset or Excluded Liability, and all Claims arising from this Agreement;

(r) all Tax attributes of any Seller;

(s) with respect to any Pre-Closing Tax Period, all Tax refunds due any Seller or Affiliate of any Seller and any right to claim a refund of Taxes;

(t) all of Sellers’ bank accounts;

(u) to the extent not included elsewhere within this definition of Excluded Assets, all Claims other than Acquired Claims; and

(v) all assets set forth on Section 1.1(b) of the Disclosure Schedules.

“Excluded Benefits” shall have the meaning specified in Section 6.12(a).

“Excluded Contracts” shall mean all Contracts other than Assumed Contracts.

“Excluded Leases” shall mean all Leases other than Assumed Leases.

“Excluded Liabilities” means any and all Liabilities of Sellers that are not Assumed Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a) all Liabilities to the extent relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets

(b) all costs and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third party advisory or consulting fees and expenses) incurred or to be incurred by Sellers or their Affiliates in connection with the Chapter 11 Cases, this Agreement and the consummation of the Transactions, any Alternative Transaction, or any similar transaction, whether or not consummated;

(c) all Liabilities arising under the WARN Act (or any other domestic of foreign statute, rule, regulation or law) with respect to any individual’s termination of employment with any Seller;

(d) all accrued payroll, commissions, bonuses and accrued payroll Taxes, in each case, for any periods prior to Closing with respect to the Employees;

(e) all Liabilities, to the extent not an Assumed Liability, (i) related to any current or former employee (including the Employees), candidate for employment, officer, director, consultant, or contractor of any Seller arising on or prior to the Closing Date, (ii) arising under, in connection with or in any way relating to any Seller Benefit Plan that is not an Assumed Plan at any time maintained, sponsored, contributed to or required to be contributed to by any of Sellers, or (iii) arising on or prior to the Closing Date under any Assumed Plan;

(f) any Liabilities related to any Multiemployer Plan;

(g) all Environmental Liabilities and Obligations, and all other Liabilities relating to any Laws in connection with any environmental, health or safety matters based on facts arising or existing during Seller’s operation of the Business prior to the Closing Date;

(h) all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders’ fee or similar fee or commission relating to the transactions contemplated by this Agreement for which any Seller or its Subsidiaries or Affiliates are responsible;

(i) to the extent not an Assumed Liability, all accounts payable;

(j) all Liabilities in respect of Excluded Taxes;

(k) all Liabilities in respect of the Assumed Contracts and Assumed Leases if such Liability is incurred as a result of any action taken by Sellers in breach of this Agreement;

(l) to the extent not an Assumed Liability, all Liabilities arising from or related to any Claim or Proceeding against any Seller (including, for the avoidance of doubt, any Claim or Proceeding related to fraud, breach of fiduciary duty, misfeasance, infringement, dilution, misappropriation, unfair or deceptive trade practices or any other violation of or by Sellers or the operation of the Business or any international businesses (including the use, manufacture, distribution, sale or importation of any products or any Intellectual Property or Intellectual Property Rights arising from Sellers’ operation of the Business, or ownership or use of the Acquired Assets or Excluded Assets, stockholder or shareholder actions, actions for breach of contract, or any tort actions, or under any other theory relating to conduct, performance or non-performance of any Seller or any of their Affiliates, or any of their respective directors, officers, or employees) pending or threatened or having any other status or with respect to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date, including any successor liability claims or that may be owed to or assessed by, any Governmental Entity or other Person, and whether commenced, filed, initiated, or threatened prior to, on or following the Closing;

(m) all Cure Costs exceeding the Cure Costs Threshold; and

(n) all Liabilities in respect of any Contracts to which any Seller is party or is otherwise bound that are not Assumed Contracts.

“Excluded Taxes” means any and all (i) Taxes with respect to the Business, any Acquired Asset, or any Assumed Liabilities attributable to, resulting from or arising in connection with (including as a result of any action, election, event, relationship, or transaction occurring in) any Pre-Closing Tax Period; (ii) Taxes of or with respect to any Seller for any period, including all Taxes resulting from, attributable to or arising in connection with the sale, transfer, conveyance or assignment of the Acquired Assets and Assumed Liabilities (including 50% of Transfer Taxes) and withholding Taxes to the extent not withheld pursuant to Section 3.5, (iii) any Taxes imposed on or with respect to any Excluded Assets or any Excluded Liabilities for any taxable period; and (iv) other Taxes of Sellers (or any member, stockholders or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Sellers (or any member, stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law or legal requirement).

“Expense Reimbursement” has the meaning set forth in Section 6.7(b)(i).

“Final Order” shall mean an Order entered by the Bankruptcy Court or other court of competent jurisdiction as to which (i) no appeal, notice of appeal, notice of motion for leave to appeal, motion for reconsideration, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been dismissed or withdrawn, (ii) the time for instituting an appeal, motion for leave to appeal or motion for rehearing or motion for new trial have expired; and (iii) if an appeal, motion to leave for appeal, motion for reconsideration, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, and no stay pending an appeal is in effect as to such Order.

“Foreign Subsidiaries” shall mean AVCTechnologies Canada Ltd., American Virtual Cloud Technologies Mexico S.A. de C.V. and American Virtual Cloud Technologies in Ireland, Limited.

“Fraud” shall mean an actual and intentional misrepresentation of material facts with respect to (i) the making of any representation or warranty of any Seller or Buyer set forth in Article 4, or Article 5 or in any other Transaction Document or (ii) the certifications of Sellers or Buyer, respectively, set forth in the certificates delivered by Sellers and Buyer pursuant to Section 7.1(e) and Section 7.2(d), respectively, in each case which satisfies all of the elements of common law fraud under applicable Law.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Entity” shall mean any federal, state, provincial, local, municipal, foreign, multinational, international, supranational or other (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, subdivision, body, commission, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or stock exchange.

“Hazardous Substances” means any substance, material or waste which is regulated by any Governmental Authority, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Intellectual Property” means all intellectual property in any and all jurisdictions throughout the world (whether arising under statutory or common law), including, without limitation: (a) patents and patent applications, design rights, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing, (b) marks, trademarks (whether registered, unregistered or applied-for), service marks, trade names, trade dress, domain names, social media accounts, social media identifiers (such as a Twitter® handle), corporate legal entity names, brand names, logos, product names, slogans, URLs, web sites, works of authorship, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software and in databases, website content, moral rights and renewals in connection therewith, (d) rights of publicity (i.e., the right to commercially use the name, likeness, image, voice, or identity of individuals), and (e) trade secrets, algorithms, application programming interfaces, apparatus, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, network configurations and architectures, net lists, photomasks, processes, inventions (whether or not patentable), know-how, and rights in know-how or confidential and proprietary information, including rights in formulae, methods, techniques, processes, assembly procedures, software, software code (in any form, including source code and executable or object code), subroutines, test results, test vectors, user interfaces, protocols, schematics, specifications, drawings, prototypes, molds and models, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Interim Period” shall have the meaning specified in Section 6.1.

“IP Assignment Agreement” shall mean an intellectual property assignment agreement to be entered into by Sellers and Buyer concurrently with the Closing, substantially in the form of Exhibit B.

“IRS” means the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any Seller, the actual knowledge of Kevin Keough, Jay Patel, Chris Koeneman, Onex Evans and Adrian Foltz, after reasonable inquiry or, and with respect Buyer, the actual knowledge of Neeraj Gupta after reasonable inquiry.

“Law” shall mean any federal, state, provincial, local, foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, Order, principle of common law, or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity, or court of competent jurisdiction, or other requirement or rule of law.

“Leased Real Property” shall mean all Real Property leased by a Seller as lessee.

“Leases” shall mean all leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, non-disturbance agreements, estoppel certificates and other agreements (written or oral), and any amendments, supplements, addendums, or guarantees to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any Leased Real Property.

“Liabilities” shall mean, as to any Person, all debts, Claims, liabilities, commitments, responsibilities, reimbursements, costs and expenses, assessments, losses, damages (compensatory, punitive or other) and obligations of any kind or nature whatsoever, direct or indirect, actual, absolute or contingent, whether accrued or unaccrued, vested or otherwise, liquidated or unliquidated, including without limitation and where applicable interest and penalties, whether known or unknown, in litigation or threatened, due or to become due, including all costs and expenses related thereto, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“Lien” shall have the meaning specified in section 101(37) of the Bankruptcy Code and shall include any pledge, option, charge, lien (statutory or other), license, debentures, trust deeds, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.

“Material Contracts and Leases” shall have the meaning specified in Section 4.9.

“Notices” shall have the meaning specified in Section 9.4.

“Open Source License” shall mean any “free software” license, “software libre” license, “public” license, or open-source software license, including without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD and any BSD-like license, and any other license that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Open Source Software” shall mean any software code that is subject to the terms and conditions of an Open Source License.

“Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict, or award entered by or with any Governmental Entity.

“Ordinary Course of Business” shall mean that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action is taken in the ordinary course of business of such Person, consistent with past practices immediately prior to the Petition Date, but subject, however, to changes arising or resulting from the filing or pendency of the Chapter 11 Cases.

“Outside Date” shall mean March 31, 2023.

“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act (Pub. L. 116-127), the Taxpayer Certainty and Disaster Tax Relief Act of 2020 (Pub. L. 116-200), and the American Rescue Plan Act of 2021 (Pub. L. 117-2), each as amended, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Party” or “Parties” shall have the meaning specified in the preamble.

“Permits” shall mean permits, licenses, certifications, registrations, concessions, grants, franchises, waivers, certificates, certificates of occupancy, accounts, approvals, consents, clearances and other authorizations issued by any Governmental Entity or international non-governmental organization (NGO), including, for the avoidance of doubt, all construction permits, International Organization for Standardization (ISO) certifications, and any other manufacturer and quality certifications.

“Permitted Liens” shall mean: (a) statutory Liens for Taxes not yet due, payable, or delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and, in each case, for which adequate cash reserves have been set aside in accordance with GAAP to the extent released at Closing; (b) liens imposed by law and incurred in the Ordinary Course of Business for obligations not yet due and payable; and (c) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation; or (d) any Lien that will be removed or released by operation of the Sale Order or any other Order of the Bankruptcy Court.

“Person” shall mean an individual, a general or limited partnership, limited liability partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an association, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Personally Identifiable Information” shall mean (i) any and all information that can reasonably be associated with an individual natural person, household, browser or device, including information that identifies or could be used to identify an individual natural person, household, browser or device, or which is linked to any such information, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number (such as an IP address), government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status and (ii) any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information”, “personal information,” or any information of a similar character, the collection, use, or disclosure of which is governed by any applicable Law; in each case all personally identifiable information held by, or under the control of Sellers, or used by Sellers.

“Petition Date” shall have the meaning specified in the recitals.

“Post-Closing Covenant” shall have the meaning specified in Section 9.12.

“Post-Closing Tax Period” shall mean any taxable period (or, in the case of a Straddle Period, the portion thereof) commencing after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period (or, in the case of a Straddle Period, the portion thereof) ending on or prior to (and including) the Closing Date.

“Proceeding” shall mean any action, arbitration, audit, investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, contest, inquiry, inquest, examination, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity, including but not limited to any and all such actions related to restitution or remission in criminal proceedings and civil forfeiture and confiscation proceedings under the Law of any jurisdiction.

“Property Taxes” shall mean any and all personal, property, Real Property, and/or intangible property or ad valorem Taxes and similar or analogous Taxes.

“Purchase Price” shall have the meaning specified in Section 3.2(a).

“Qualified Leave Employee” means any Employee who is not actively at work on the Closing Date as a result of a short-term or long-term approved leave of absence or other time-off, including (a) those on military leave, maternity leave, parental leave, family leave, medical leave, workers’ compensation and other statutory leaves; (b) those on short-term or long-term disability under any Seller’s short-term or long-term disability program; and (c) those on temporary lay-off or furlough.

“Real Property” shall mean any real estate, land, building, structure, improvement or other real property of any kind or nature whatsoever owned, leased or occupied by any Person, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, managers, employees, advisors, agents, consultants, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, consultant, other advisor, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries or Affiliates).

“Sale Hearing” shall mean as defined in the Bidding Procedures.

“Sale Motion” shall mean the motion of Sellers (Docket No. 48) seeking entry of the Bidding Procedures Order and Sale Order.

“Sale Order” shall mean an Order of the Bankruptcy Court in the form attached hereto as Exhibit C or otherwise satisfactory to Buyer in its sole and absolute discretion pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein, which shall, among other things: (a) approve the assumption and assignment to Buyer of the Assumed Contracts and Assumed Leases; (b) approve of the consummation of the Transactions; (c) find that the sale by Sellers to Buyer of the Acquired Assets is free and clear of all Claims (including any and all intercompany claims between and/or among Sellers), Liens (except Permitted Liens) and interests; and (d) find that Buyer is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code and grant Buyer the protections of section 363(m) of the Bankruptcy Code.

“SEC” shall have the meaning specified in the preamble to Article 4.

“SEC Reports” shall have the meaning specified in the preamble to Article 4.

“Seller” or “Sellers” shall have the meaning specified in the preamble.

“Seller Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or any deferred compensation, bonus, pension, retirement, profit sharing, savings, incentive compensation, stock purchase, stock option or other equity or equity-linked compensation, disability, death benefit, hospitalization, medical, dental, life, employment, retention, change in control, termination, severance, separation, vacation, sick leave, holiday pay, paid time off, leave of absence, fringe benefit, compensation, incentive, insurance, welfare or any similar plan, program, policy, practice, agreement or arrangement (including any funding mechanism therefor), written or oral, whether or not subject to ERISA, and whether funded or unfunded, in each case that is adopted, sponsored, maintained, entered into, contributed to, or required to be maintained or contributed to, by any Seller for the benefit of any Employee, or pursuant to or in connection with which any Seller could have any Liabilities.

“Seller Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate (taking into account all other such changes, effects, events, occurrences, circumstances, states of facts or developments), (a) has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay, the ability of Sellers to consummate the Transactions or perform their obligations hereunder, or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, properties, assets (including the Acquired Assets), liabilities (including the Assumed Liabilities) or condition (financial or otherwise) of the Business, taken as a whole; provided, however, the term “material adverse effect” shall not include any change, effect, event, occurrence, circumstance, state of facts or development that, directly or indirectly, alone or taken together, arising out of or attributable to: (i) any change generally affecting the international, national or regional markets applicable to the Business or the Acquired Assets; (ii) any changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (iii) changes in, or effects arising from or relating to, financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates or (C) any decline or rise in the price of any security, commodity, contract or index); (iv) changes in Law, GAAP or official interpretations of the foregoing; (v) acts of nature, including outbreaks of illness or health emergencies (including the COVID-19 pandemic and business, travel, shelter-in-place laws, and other restrictions related thereto), hurricanes, storms, floods, earthquakes and other natural disasters or force majeure events; (vi) any action expressly required to be taken by this Agreement; (vii) the filing or pendency of the Chapter 11 Cases or any order of the Bankruptcy Court; (viii) any objections in the Bankruptcy Court to this Agreement and the Transactions; (ix) the disposition of any Excluded Assets in accordance with Section 6.1; (x) the failure of Sellers to obtain any consent (including to assign any Contract or Permit), Permit, authorization, waiver or approval required in connection with the Transactions; (xi) the execution and delivery of this Agreement or the announcement thereof or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Business or Acquired Assets with employees, customers, lessors, suppliers, vendors or other commercial partners; and (xii) any action taken by any Seller at the express written request of Buyer; which, in the case of any of the foregoing clauses (i) through (v) does not disproportionately affect the Business or Acquired Assets relative to other companies that participate in the markets and industries applicable to the Business.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” shall mean, with respect to any Person (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest thereof or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Successful Bidder” shall mean, if an Auction is conducted, the prevailing party with respect to the Acquired Assets at the conclusion of such Auction.

“Tax” or “Taxes” shall mean (i) any and all taxes, assessments, levies, duties, fees, excises, customs or other governmental charges imposed by any Governmental Entity of any kind whatsoever, however denominated and whether or not disputed, including any federal, state, local or non-U.S. income, capital gains, production, inventory, lease, margins, alternative or add-on minimum, accumulated earnings, franchise, capital stock, unclaimed property or escheatment, environmental, profits, windfall profits, gross receipts, sales, use, highway use, fuel, vehicle registration, value added, transfer, registration, stamp, premium, excise, customs duties, severance, Real Property, personal property, lease transaction, ad valorem, occupancy, license, occupation, employment, payroll, social security (or similar), disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, or estimated or other tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority, together with any and all penalties, interest and additions thereto, whether disputed or not, (ii) any liability for payment of amounts described in clause (i) with respect to any other Person, whether as a result of joint, several, successor or transferee liability, of being a member of an combined, consolidated, affiliated, unitary or other similar group, by contract, operation of applicable Law, or otherwise; and (iii) any liability for payment of amounts described in clauses (i) or (ii) as a result of any sharing, receivable, indemnity or allocation agreement or any other similar or analogous express or implied agreement or arrangement.

“Tax Authority” shall mean any Governmental Entity with any responsibility for the administration, assessment, enforcement, imposition or collection of any Tax.

“Tax Return” shall mean any and all returns, declarations, reports, documents, Claims for refund, or information returns, statements, filings or other documents which are supplied or submitted to or filed with or required to be supplied or submitted to or filed with any Tax Authority or any other Person, including any schedule, statement, information or attachment thereto, and including any amendments thereof.

“Transaction Documents” shall mean this Agreement and any agreement, instrument or other document entered into pursuant to the terms hereof.

“Transactions” shall mean the transactions contemplated by this Agreement and the Transaction Documents, including the purchase and sale of the Acquired Assets as provided for in this Agreement.

“Transfer Tax” or “Transfer Taxes” shall mean any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any withholding and other Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Treasury Regulations” means the regulations currently in force as final, proposed, or temporary that have been issued by the U.S. Department of Treasury and the IRS, and any successor regulations.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2 Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e) All references to “$” and dollars shall be deemed to refer to United States currency.

(f) All references to any financial or accounting terms shall be defined in accordance with GAAP.

(g) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Disclosure Schedule and exhibit references are to this Agreement unless otherwise specified. All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections and paragraphs of, and schedules and exhibits to, this Agreement unless otherwise specified.

(h) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms. References to Sellers shall apply with equal force to each Seller individually (and vice versa).

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references herein to time are references to New York City time, unless otherwise specified herein.

(j) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(k) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended or supplemented, except to the extent prohibited by this Agreement or that other agreement or document.

(l) Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(m) References herein to “default under”, “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both”, whether or not so specified.

(n) The phrase “to the extent” means the degree to which a subject or other thing extends and shall not mean “if”.

(o) Any document, record, or other item shall be deemed “provided”, “delivered”, “made available”, or analogous phrases, to Buyer hereunder only if such document, record, or other item has been (i) uploaded to the data site hosted by or on behalf of Sellers in connection with the Transactions by 5:00 p.m. prevailing Eastern Time on the date that is two (2) Business Days prior to the Agreement Date (or such later time approved by the Buyer in writing) or (ii) publicly filed with the SEC.

Article 2
ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Assets to be Acquired. Subject to entry of the Sale Order, and the terms and conditions of this Agreement and the Sale Order, at the Closing, Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest, free and clear (except for the Permitted Liens and Assumed Liabilities) of all Liens, Claims (as defined in the Sale Order) and interests, in each and all of the Acquired Assets. Notwithstanding anything to the contrary, Buyer shall only acquire the Acquired Assets and neither Buyer nor any Affiliate of Buyer shall acquire, and there shall be excluded from the definition of Acquired Assets, any and all Excluded Assets.

2.2 Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall assign to Buyer, and Buyer shall assume from Sellers and pay when due, perform and discharge, in due course, each of the Assumed Liabilities. In no event shall an Assumed Liability include any Liabilities or obligations of Sellers that relate to any breach of representation, warranty, covenant or agreement, or non-compliance with any Law, that arose on or prior to the Closing Date. Notwithstanding the foregoing and for the avoidance of doubt, Assumed Liabilities shall not include any Liability that constitutes an “Excluded Liability” or any Liability relating to or arising out of any violation of Law by, or any Claim against, Sellers or any breach, default or violation by Sellers of or under any Assumed Contracts.

2.3 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not and does not assume, and shall not be obligated to pay, perform, discharge or in any other manner be liable or responsible for, any Excluded Liabilities.

2.4 Receipt of Misdirected Assets; Liabilities. If after the Closing (i) Buyer or any of its Affiliates holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Acquired Assets or Assumed Liabilities, Buyer or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

2.5 Assumption and Assignment of Contracts and Leases.

(a) Sellers shall assign (i) all purchase orders, customer Contracts and reseller Contracts to Buyer, other than those listed on Schedule 2.5(a)(i); and (ii) all other Contracts (including vendor Contracts)or other agreements contemplated or governed by any of the listed Contracts and Leases of the Sellers listed on Schedule 2.5(a)(ii) to Buyer, effective on and as of the Closing (such Contracts, the “Assumed Contracts”, and such Leases, the “Assumed Leases”). Between the Agreement Date and March 3, 2023, Buyer shall be permitted to add or remove Assumed Contracts and Assumed Leases from Schedule 2.5(a)(i) and Schedule 2.5(a)(ii). Between March 3, 2023 and five (5) Business Days before the Closing, Buyer may, in its sole and absolute discretion, at any time at least five (5) Business Days prior to the Closing, by written notice to Sellers, add or remove Assumed Contracts and Assumed Leases from Schedule 2.5(a)(i) and Schedule 2.5(a)(ii); provided that removal of Assumed Contracts and Assumed Leases from Schedule 2.5(a)(i) and Schedule 2.5(a)(ii) shall result in deviation of no more than ten (10%) percent of the economic value from the initial list of Assumed Contracts and Assumed Leases, as may have been revised on or before March 3, 2023. If any Contract is added to the list of Acquired Assets pursuant to the foregoing sentence, then the applicable Seller shall take such steps as are reasonably necessary to cause such Contract to be assigned to Buyer as promptly as possible at or following the Closing.

(b) At the Closing, Sellers shall, pursuant to the Sale Order, the Bill of Sale and Assignment and Assumption Agreement, and the IP Assignment Agreement, sell, assign, transfer and deliver to Buyer, all Assumed Contracts and Assumed Leases pursuant to sections 363 and 365 of the Bankruptcy Code, as applicable. At the Closing, Buyer shall assume, and thereafter in due course and in accordance with its respective terms (as may be amended) pay, fully satisfy, discharge and perform when due all obligations under each Assumed Contract and Assumed Lease that are Assumed Liabilities in accordance with the terms thereof, pursuant to section 365 of the Bankruptcy Code, as applicable.

(c) Buyer shall be responsible for payment of Cure Costs in the aggregate amount of up to the Cure Costs Threshold, and thereafter Seller shall be responsible for payment of all remaining Cure Costs.

2.6 Assignment of Certain Acquired Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Entity), would after giving effect to the Sale Order and the Bankruptcy Code, constitute a breach or other contravention thereof or a violation of Law or Order by the Bankruptcy Court, or be ineffective with respect to any party to a Contract concerning such Acquired Asset, in each case that cannot be excused or rendered ineffective by operation of the Bankruptcy Code (or the Sale Order) or applicable non-bankruptcy Law; provided, that nothing in this Section 2.6 shall modify any representation or warranty of the Sellers under this Agreement. To the extent that the parties hereto have been unable to obtain any consent that Buyer reasonably deems necessary be obtained for the transfer to Buyer of any of the Acquired Assets by the Closing: (a) such Acquired Asset (a “Specified Asset”) shall not be assigned or transferred to Buyer until such time as such consent is obtained; and (b) Sellers and Buyer shall cooperate with one another to obtain such consent as promptly as practicable thereafter. Until such consent is obtained, Sellers shall use commercially reasonable efforts to preserve such Specified Asset and shall cooperate, and shall use their reasonable efforts to cause their Representatives to cooperate, with Buyer in any lawful arrangement designed to provide Buyer with the benefits of such Specified Assets at no cost to the Buyer in excess of the cost Buyer would have incurred (without modification to the terms of any Contract) if the consent had been obtained, provided, that, the Sellers shall bear no cost or expense with respect to any Specified Assets and all economic burdens associated with the Specified Assets shall be borne by Buyer. If a required consent with respect to a Specified Asset is obtained after the Closing Date, the Specified Asset subject to such consent shall be deemed to have been assigned and transferred to Buyer as of the date such Consent is effective (and all references to the Closing Date shall be deemed to be the effective date of such consent with respect to such Specified Asset). Sellers hereby irrevocably nominate, constitute and appoint Buyer as the true and lawful attorney-in-fact of Seller (with full power of substitution) effective as of the Closing, and hereby authorize Buyer, in the name of and on behalf of the applicable Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the date of this Agreement) that Buyer may deem appropriate for the purpose of: (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Acquired Assets; (ii) defending or compromising any Proceeding relating to any of the Acquired Assets; or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Sellers. Upon obtaining any such consent applicable to such Acquired Asset after the Closing, such Acquired Asset shall promptly be transferred and assigned to Buyer in accordance with the terms of this Agreement.

(b) If prior to or following Closing, it is discovered that a Contract was not previously provided to Buyer and, accordingly, such Contract is not listed on Section 4.9(a) of the Disclosure Schedule (any such Contract, a “Sellers’ Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof, notify Buyer in writing of such Sellers’ Previously Omitted Contract. Buyer shall thereafter deliver written notice to Sellers, no later than ten (10) Business Days following notification of such Sellers’ Previously Omitted Contract from Sellers, designating such Sellers’ Previously Omitted Contract as “Assumed” or “Rejected.” If at any point following Closing, Buyer elects to add any additional Contract to Schedule 2.5(a) that was not (i) listed on Schedule 2.5(a) as of Closing and (ii) rejected pursuant to a bankruptcy court order (any such Contract, a “Buyer Previously Omitted Contract” and together with Seller’s Previously Omitted Contract, a “Previously Omitted Contract”), Buyer shall notify Seller in writing of its designation of such Buyer Previously Omitted Contract as “Assumed.” If Buyer designates a Seller Previously Omitted Contract as “Assumed,” Schedule 2.5(a) shall be amended to include such Previously Omitted Contract and Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Agreement. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with ten (10) days to object, in writing to Sellers and Buyer, to the Cure Costs or the assumption of its Contract; and if the counterparties, Sellers and Buyer are unable to reach a consensual resolution with respect to such objection, Sellers will file all pleadings required to seek a timely hearing before the Bankruptcy Court to determine the applicable Cure Costs (to the extent not previously determined) and obtain approval of the assumption of the Previously Omitted Contract and payment by Buyer or Sellers (as applicable) of such applicable Cure Cost.

(c) If Buyer designates a Sellers’ Previously Omitted Contract as “Assumed,” Sellers shall amend Schedule 2.5(a) and, at Sellers’ expense (other than Cure Costs, which, for the avoidance of doubt, shall be paid by Buyer or Sellers, as applicable, as set forth in Section 2.5(c) hereof), take all other steps necessary to assume and assign the Sellers’ Previously Omitted Contract to Buyer and Buyer shall reimburse Seller for any costs or expenses incurred by Seller after Closing for such Buyer Previously Omitted Contract. If Buyer designates a Buyer Previously Omitted Contract as “Assumed,” Sellers shall amend Schedule 2.5(a) and, at Buyer’s expense, take all other steps necessary to assume and assign the Buyer Previously Omitted Contract to Buyer and Buyer shall reimburse Sellers for any costs or expenses incurred by Seller (other than Cure Costs, which, for the avoidance of doubt, shall be paid by Buyer or Sellers, as applicable, as set forth in Section 2.5(c) hereof) after Closing for such Buyer Previously Omitted Contract.

(d) On the terms and conditions set forth in this Agreement, Buyer shall have the sole and exclusive right to select, identify and designate the Assumed Contracts.

(e) Upon objection by the Contract counterparty to the proposed Cure Costs asserted by Sellers with regard to any Contract (such contract, a “Disputed Contract”) Sellers shall, at Buyer’s prior written direction, either settle the objection of such party or shall litigate such objection (at Buyer’s expense if after Closing). In no event shall Sellers settle a Cure Costs objection with regard to any Contract without the express written consent of Buyer (with an email consent being sufficient). Upon entry of an Order determining any Cure Costs regarding any Disputed Contract (the “Disputed Contract Order”), Buyer shall have the option to designate the Disputed Contract as an Excluded Asset, in which case, for the avoidance of doubt, Buyer shall not assume the Disputed Contract. Sellers agrees that it will promptly take such commercially reasonable actions as are necessary to obtain a final Order of the Bankruptcy Court providing for the assumption and assignment of Assumed Contracts.

Article 3
CLOSING; PURCHASE PRICE

3.1 Closing; Transfer of Possession; Certain Deliveries.

(a) The consummation of the Transactions (the “Closing”) shall take place on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 7 or on such other date as the Parties hereto shall mutually agree. The Closing shall be held by electronic exchange of executed documents (or, if the Parties mutually agree in writing to hold a physical Closing, at the offices of Cole Schotz P.C., at 10:00 a.m. prevailing Eastern Time, unless the Parties hereto otherwise agree in writing). The actual date of the Closing, effective 12:00 a.m. prevailing Eastern Time on such date, is herein called the “Closing Date”.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) for each Seller, an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of such Seller certifying that the conditions set forth in Section 7.1(a), Section 7.1(b), and Section 7.1(c) have been satisfied;

(ii) a certificate signed by an authorized officer of each Seller, in form and substance reasonably satisfactory to the Buyer, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent thereof) of each Seller authorizing the execution, delivery and performance of the Transaction Documents and the Transactions, (ii) that all such resolutions are in full force and effect, and (iii) the names, incumbency and signatures of the officers of each Seller authorized to sign the Transaction Documents to which such Seller is a party;

(iii) a duly executed counterpart to the Bill of Sale and Assignment and Assumption Agreement;

(iv) a duly executed counterpart to the IP Assignment Agreement;

(v) for each Seller, a properly completed and duly executed IRS Form W-9 or W-8, as applicable, (or in the case of any Seller that is a disregarded entity for U.S. federal and income tax purposes, the regarded owner of such Seller of U.S. federal income tax purposes);

(vi) a duly executed counterpart to the Transition Services Agreement in the form attached hereto as Exhibit _ (if required);

(vii) a duly executed release of all Liens and security interests by all lienholders, if any;

(viii) a closing statement in a form reasonably satisfactory to Buyer;

(ix) a copy of the Sale Order, which shall be a Final Order; and

(x) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to convey the Acquired Assets to Buyer.

(c) At the Closing, Buyer shall deliver to Sellers:

(i) payment by wire transfer of immediately available funds to an account set forth by Sellers of an aggregate amount equal to (A) the Cash Purchase Price, minus (B) the Deposit minus (C) the Deferred Revenue Adjustment Amount.

(ii) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iii) a duly executed counterpart to the Transition Services Agreement in the form attached hereto as Exhibit _ (if required);

(iv) a duly executed counterpart to the Bill of Sale and Assignment and Assumption Agreement; and

(v) a duly executed counterpart to the IP Assignment Agreement.

3.2 Consideration.

(a) Purchase Price. The aggregate consideration for the Acquired Assets (the “Purchase Price”) shall be (A) $3,250,000 (Three Million Two Hundred Fifty Thousand Dollars) (the “Cash Purchase Price”) and (B) Buyer’s assumption of the Assumed Liabilities minus (C) the Deferred Revenue Adjustment Amount.

3.3 Deposit.

(a) Upon the execution of this Agreement, Buyer shall immediately deposit an aggregate amount equal to $325,000 (Three Hundred Twenty-Five Thousand Dollars), representing ten percent (10%) of the Cash Purchase Price, in cash into the Escrow Account (the “Deposit”). The Deposit shall be released and delivered (together with all accrued investment income thereon) by the Escrow Agent to either Buyer or Sellers, as applicable, as follows, in each case in accordance with the Escrow Agreement:

(i) if the Closing shall occur, the Deposit (and all accrued investment income thereon) shall be released to the Sellers and applied as a dollar-for-dollar reduction of the Purchase Price.

(ii) if this Agreement is terminated by Sellers pursuant to Section 8.1(g), the Deposit, together with all accrued investment income thereon, shall be released to Sellers within two (2) Business Days after such termination; or

(iii) if this Agreement is terminated for any reason (other than a termination pursuant to Section 8.1(g)), the Deposit, together with all accrued investment income thereon, shall be returned to Buyer within two (2) Business Days after such termination.

3.4 Allocation of Purchase Price. The sum of the Purchase Price, the amount of the Assumed Liabilities and any and other items treated as consideration for U.S. federal income Tax purposes (to the extent properly taken into account under the Code) shall be allocated (i) among Sellers and (ii) to the Acquired Assets sold by each such Seller in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer shall deliver the Allocation to Sellers within ninety (90) days after the Closing Date, and in determining the final Allocation shall consider in good faith any comments to the Allocation provided in writing by Sellers to Buyer within thirty (30) days after the date of receipt by Sellers of the draft of the Allocation. Buyer and Sellers shall file all Tax Returns (including IRS Form 8954 (as and to the extent applicable)) and other Tax-related information reports in a manner consistent with the Allocation and not take any position inconsistent with such Allocation in any Tax-related audit, examination or other proceeding (whether administrative or judicial) unless required by applicable Law. If any Party receives any notice from a Taxing Authority in respect of an audit, examination or other proceeding (whether administrative or judicial) regarding any allocation of the Purchase Price or otherwise proposing an allocation different from the Allocation, such Party shall notify the other Parties of such notice and provide such other Parties with a copy of such notice, and the Parties hereto shall cooperate with each other in good faith regarding the resolution of any such matter.

3.5 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any amounts required to be deducted and withheld under applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction or withholding was made. If Buyer determines that any payment hereunder is subject to deduction and/or withholding, then Buyer shall use commercially reasonable efforts to (i) provide notice to the person in respect of whom such deduction or withholding is to be made as soon as reasonably practicable after such determination and (ii) cooperate with such person to reduce or eliminate any such deduction and/or withholding, except, in each case, where Sellers fail to deliver to Buyer a properly completed and duly executed IRS Form W-9 or W-8, as applicable (or in the case of any Seller that is a disregarded entity for U.S. federal and income tax purposes, its regarded owner).

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as (i) expressly identified to Buyer in the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by AVCT with the United States Securities and Exchange Commission (the “SEC”) or furnished by AVCT to the SEC and publicly available prior to the Agreement Date (but without giving effect to any amendment to any such document filed on or after the Agreement Date) (collectively, the “SEC Reports”), other than any information that is contained under the captions “Risk Factors” or “Forward Looking Statements” or other similar cautionary disclosures, or (ii) or otherwise set forth in the Disclosure Schedules delivered by the Sellers to the Buyer on the Agreement Date, the Sellers hereby represent and warrant, on a joint and several basis, to Buyer as of the Agreement Date, and as of the Closing, as follows:

4.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has, subject to the necessary authority from the Bankruptcy Court, all requisite corporate power and authority to own and hold its assets, rights and properties and to conduct its Business as now owned, held and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business, except where the failure to be in good standing would not reasonably be expected to have a Seller Material Adverse Effect.

4.2 Authorization of Transaction. Subject to the Bankruptcy Court’s entry of the Sale Order, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other Transaction Documents to which it is (or will become at Closing) a party have been duly authorized by such Seller. Upon execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute, subject to the Bankruptcy Court’s entry of the Sale Order, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions.

4.3 Consents. Other than as required by, or pursuant to, the Bankruptcy Code, the Bidding Procedures Order or the Sale Order, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement or any Transaction Document, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or prevent or materially impair or delay any Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

4.4 No Conflicts. Subject to the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance by each Seller of any Transaction Document to which such Seller is (or will become at Closing) a party, and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, modification, acceleration or cancellation of any right or obligation or to a loss of any benefit, or require any payment under any provision of any Material Contracts and Leases or any Permit, (c) result in a violation of any Law or Order applicable to it or (d) result in the creation or imposition of any Lien on any Acquired Assets other than Permitted Liens, except, in the case of clauses (b), (c), and/or (d), as would not, individually or in the aggregate, be, or reasonably be expected to be material to the Business or the Sellers, taken as a whole.

4.5 Acquired Assets. Upon the terms and subject to the conditions contained in this Agreement and subject to requisite Bankruptcy Court approvals and the terms of the Sale Order, at the Closing, subject only to any Permitted Liens, Sellers will have good and valid title to, or the right to use, the tangible Acquired Assets. Pursuant, and subject, to the Sale Order, Buyer shall acquire such title to or rights to use, all of the tangible Acquired Assets, free and clear (except for the Permitted Liens and Assumed Liabilities) of all Liens, Claims (as defined in the Sale Order) and interests. The Acquired Assets, together with the Excluded Assets, constitute all of the assets, properties and rights necessary, material or beneficial to the operation of the Business as currently operated, or contemplated to be operated, as of the Agreement Date. Except as set forth on Schedule 4.5 of the Disclosure Schedules, none of the Excluded Assets are necessary or material to the operation of the Business in the manner and to the extent conducted as of the date of this Agreement and as of the Closing Date.

4.6 Litigation; Orders. Except for the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there is no Claim, Proceeding or Order pending, outstanding or, to any Sellers’ Knowledge, threatened against any Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that otherwise involve the Acquired Assets or the Assumed Liabilities.

4.7 Employment Matters.

(a) No Employee is covered by, and no Seller is bound by, a collective bargaining or other labor-related agreement with any union or employee organization and, to Seller’s Knowledge, there have been no labor union organizing activities with respect to any employees of Sellers in the past three (3) years. No Seller is a party to, or otherwise bound by, any Order, consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(b) Section 4.7 of the Disclosure Schedules sets forth a true, complete and correct list of all material Seller Benefit Plans, and Sellers have delivered to Buyer copies of the plan documents and any amendments thereto with respect to each such Seller Benefit Plan and, to the extent relevant, the most recent IRS determination or opinion letter with respect to any such Seller Benefit Plan. Each Seller Benefit Plan has been operated in all material respects in accordance with its terms and applicable Law. The Sellers do not sponsor, maintain, contribute to or have any liability with respect to any employee benefit plan subject to Title IV of ERISA, and the Sellers have no obligation to provide post-employment welfare benefits to any current employee except as required by Section 4980B of the Code or similar Law.

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, Sellers have complied in all material respects with all applicable laws, agreements, contracts and policies relating to employment, employment practices, human rights, wages, hours, meals and rest period breaks, job classifications and terms and conditions of employment.

(d) Schedule 4.7(d) of the Disclosure Schedule contains a true, correct and complete list of the names, job classifications, dates of hire, base compensation or wage rate, work location, exempt or non-exempt classification for wage-hour purposes, annual bonus opportunity, accrued but unused sick and vacation leave or paid time off entitlements, and any supplemental or bonus compensation (including any retention bonus arrangements) for all present Employees and consultants of Seller and each such Employee’s and consultant’s status as being exempt or nonexempt from the application of state and federal wage and hour Law applicable to employees who do not occupy a managerial, administrative, or professional position.

(e) The Contracts listed on Schedule 4.7(e) of the Disclosure Schedule include all individual written employment, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, Sellers are a party with respect to any Employee and consultant.

(f) Except as set forth on Schedule 4.7(f) of the Disclosure Schedule, there are no other complaints, charges or claims against Sellers pending or, to the Knowledge of Sellers, threatened with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Sellers, of any individual.

(g) Except as set forth on Schedule 4.7(g) of the Disclosure Schedule, all current Employees are located in and have a place of employment in the United States and have authorization and appropriate documentation to work in the United States.

4.8 Compliance with Laws; Permits. Sellers are, and for the past three (3) years have been, in compliance with all Laws applicable to the Business, except as resulting from the filing and pendency of the Chapter 11 Cases or where the failure to be in compliance would not be reasonably expected to be material to the Business, taken as a whole. Sellers have not received any written notice, or, to the Knowledge of the Sellers, oral notice, of or been charged with the violation of any Laws, except where such violation would not be reasonably expected to be material to the Business, taken as a whole. Sellers have all Permits, a true, complete and correct list of which is set forth on Section 4.8 of the Disclosure Schedules, which are required or otherwise used for the operation of the Business as presently conducted, except where such failure to have Permit would not reasonably be expected to be material to the Business, taken as a whole. Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which they are parties, except where such default or violation would not be reasonably expected to be material to the Business, taken as a whole. All Liabilities associated with any violation of Law disclosed on Section 4.8 of the Disclosure Schedules shall constitute Excluded Liabilities.

4.9 Contracts and Leases.

(a) Section 4.9(a) of the Disclosure Schedules sets forth a true, correct and complete list of all executory Contracts (including licenses of Intellectual Property) of each Seller as of the Agreement Date (other than any such Contracts and Leases that are listed as an exhibit to any SEC Report and expressly identified to Buyer), and Sellers have delivered to Buyer true, correct and complete copies of all such Leases and Contracts (the “Material Contracts and Leases”), including, but not limited to:

(i) Contracts between any Seller and any Subsidiary of the Seller;

(ii) except for any purchase orders or Contracts with Sellers’ advisors related to the Chapter 11 Cases, Contracts that involve (A) the performance of services or the sale of products of an amount or value in excess of $25,000 annually or (B) payments in excess of $25,000 annually, unless, in the case of clauses (A) and (B), terminable by a Seller on not more than thirty (30) days’ notice without Liability to any Seller;

(iii) Contracts with a fixed term with a remaining duration in excess of two (2) months following the Closing Date;

(iv) Contracts (A) for the acquisition or sale of assets involving aggregate consideration of $25,000 or more (other than sales of inventory in the ordinary course of business consistent with past practice), or (B) for the grant to any Person of any preferential rights to purchase any asset;

(v) Contracts relating to loans or advances to (other than advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $1,000 or less to any individual on any date of determination), or investments in, any Person, or any Contracts involving a sharing of profits;

(vi) Contracts containing covenants purporting to restrict any Seller from competing with or otherwise legally or contractually restraining, limiting or impeding any Seller’s ability to compete with any Person or conduct any business or line of business or in any geographic location;

(vii) Contracts that contain “most favored nation” provisions, minimum annual purchase obligations (take or pay) or that contain penalties or repricing provisions (e.g., “retroactive discounts”) if certain minimum quantities are not purchased;

(viii) Contracts under which any Seller is either lessor or lessee, including the Leases;

(ix) any agreements containing non-solicitation or non-hire provisions binding upon any Seller;

(x) Contracts relating to any settlements with any Person, or any settlements, consent decrees, conciliations, or similar agreements with any Governmental Entity;

(xi) Contracts with any Governmental Entity;

(xii) Contracts relating to any Intellectual Property (other than unmodified licenses for off-the-shelf computer software that is readily commercially available) and any other Contracts relating, in any material respect, to any proprietary rights, including any royalty, development, assignment, settlement, coexistence, indemnification agreement and any agreements containing covenants not to sue or that otherwise restrict the use, enforcement, registration or other exploitation of any proprietary rights; and

(xiii) any commitment to do any of the foregoing.

(b) Subject to entry of the Sale Order, each of the Material Contracts and Leases is a legal, valid and binding obligation of the Seller party thereto and, to the Knowledge of Sellers, each other party to such Material Contract and Lease, and is enforceable against the applicable Seller and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms, subject, in each case, to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity. Other than with respect to the Chapter 11 Cases and filings and notices related thereto, no Seller has delivered any notice of any default or event that with notice or lapse of time or both would constitute a default under any of the Material Contracts and Leases, except for defaults that would not reasonably be expected to be material to the Business, taken as a whole, and no Seller has received any such notice from any other party to any of the Material Contracts and Leases. Other than with respect to the Chapter 11 Cases and disclosure made therein, no Seller has any material dispute with any counterparty to any of the Material Contracts and Leases. Following entry of the Bidding Procedures Orders, Sellers properly served a cure notice in accordance with the procedures set forth therein.

(c) Section 4.9(c) of the Disclosure Schedules sets forth a true, complete, and correct list of the Cure Costs with respect to each Material Contract and Lease or other Assumed Contract and Assumed Lease as of the Agreement Date.

4.10 Real Property.

(a) No Seller owns any real property.

(b) Section 4.10(b) of the Disclosure Schedules sets forth a true, correct, and complete list of all Leases. A Seller has a valid leasehold estate (as lessee or sublessee) in all Leased Real Property governed by the Leases. A true, complete and correct copy of each Lease has been made available to Buyer. None of the Sellers’ possession nor quiet enjoyment of the Leased Property under such Lease has been disturbed, and to the Knowledge of the Sellers, there are no disputes with respect to such Lease. No Seller has collaterally assigned or granted any other security interest in any Lease or any interest therein. All Leased Property is leased to a Seller pursuant to written leases, and no Seller has subleased, licensed or otherwise granted any Person (whether orally or in writing) the right to use or occupy any Leased Property. All facilities located on or comprising the Leased Property and required for the operation of the Business: (i) have received all material Permits required by Law in connection with the operation thereof, (ii) have been operated and maintained in all material respects in accordance with all applicable Laws, (iii) are supplied with utilities and other services reasonably necessary for the operation of such facilities, and (iv) are in good condition and the systems located therein are in good working order and condition, reasonable wear and tear excepted, such that they are suitable in all material respects for the purpose of conducting the Business. No Seller has received any written notice that any Leased Property is subject to any order to be sold, condemned, expropriated or otherwise taken by any Governmental Entity, with or without payment of compensation therefor. There are no brokerage or leasing commissions, or any similar charges or commissions, due in connection with any of the Leases.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Intellectual Property owned or exclusively licensed by a Seller that is, as of the Agreement Date, issued, registered, or subject to an application for registration (the “Registered IP”), including the applicable filing or registration number, title, jurisdiction and registered applicant(s)/owner(s), as applicable, unregistered trademarks included in the Intellectual Property Rights and any other Intellectual Property Rights included in the Intellectual Property Rights that is material to the Business, taken as a whole. Sellers exclusively own all Registered IP free and clear of all Liens (other than Permitted Liens) and have valid rights to assign, transfer and convey all rights, title and interest associated therewith pursuant to this Agreement. All Registered IP remains pending or, to the Knowledge of Seller, in full force and effect and has not expired or been abandoned or cancelled, and is in compliance in all material aspects with all applicable Laws. The Registered IP is valid and enforceable except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. With respect to each item of Registered IP, all registration, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Seller. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged. To Seller’s Knowledge, there is no basis for a claim that any Intellectual Property is invalid or unenforceable.

(b) Sellers own, or have a valid and enforceable right to use, all Intellectual Property used in or otherwise necessary for the operation of the Business (collectively, “Business IP”), free and clear of all Liens (other than Permitted Liens), and upon the consummation of the Transactions, Buyer will own, or have a valid and enforceable right to use, all Business IP in the same manner and on the same terms as owned or used by Sellers as of the date hereof.

(c) Schedule 4.11(c) identifies (i) each license agreement and (ii) each Contract pursuant to which the Sellers have granted to any Person any license in any Intellectual Property of Sellers (each Contract of part (ii), an “Outbound IP License”) (any license agreement or Outbound IP License, an “Intellectual Property License”). To the Seller’ Knowledge, Sellers are not in default under any Intellectual Property License, no licensee is in default under any License Agreement, and no Intellectual Property License will expire prior to the Closing Date.

(d) Schedule 4.11(d) identifies any Intellectual Property Rights used by the Business which are owned by any current or former employees, contract workers, directors or officers of Sellers.

(e) With respect to each item of software that is part of Intellectual Property Rights (“Owned Software”), Sellers are in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Software, subject to any licenses granted to third parties therein. Seller has not disclosed to any third party or escrowed, or agreed to disclose to any third party or escrow, any source code of any Owned Software.

(f) To the Knowledge of the Sellers, the operation of the Business does not infringe, misappropriate or otherwise violate, and has not in the past three (3) years infringed, misappropriated or violated, any Intellectual Property of any other Person or constituted unfair competition or unfair or deceptive trade practices under any applicable Law. To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Registered IP or any other Intellectual Property owned by Sellers. Section 4.11(f) of the Disclosure Schedules accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Seller or any representative of Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(g) Sellers have taken commercially reasonable steps to protect and maintain all trade secrets included in the Business IP, and to the Knowledge of Sellers, there have been no material unauthorized uses or disclosures of any such trade secrets.

(h) No software that is part of the Business IP that is owned or purported to be owned by the Sellers (“Proprietary Software”) is subject to any license that: (i) requires, or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of any Seller to use, transfer or distribute any such Proprietary Software. Sellers have complied in all material respects with the obligations set forth in the Open Source Licenses used in the Business under which it has received any Open Source Software. Seller has not used, modified, distributed, or otherwise undertaken any act or omission with respect to any Open Source Software that would be likely to result in any claim that any software code owned by Seller, in whole or in part, is (A) required to be made available to any third party in source code form; (B) required to be licensed to any third party for the purpose of modification or redistribution; (C) required to be licensed to any third party at no charge; or (D) required to be made subject to the terms and conditions of any Open Source License.

(i) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Transferred Intellectual Property Rights. Except as set forth on Schedule 3.9(b) all inventions, discoveries, trade secrets, ideas and works included in the Purchased Assets and, whether or not patented or patentable or otherwise protectable under Law, were created, prepared, developed or conceived by employees or independent contractors of Seller or its predecessors in interest and were either created, prepared, developed or conceived by (i) employees within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to Seller pursuant to enforceable written agreements. Except as set forth on Schedule 3.9(b), and to the Seller’ Knowledge, none of the Transferred Intellectual Property Rights is involved in any inventorship challenge, interference, reexamination, conflict, nullity or opposition proceeding.

(j) None of the software owned, developed, used, marketed, distributed, licensed, or sold by Seller (collectively, “Seller Software”) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software.

(k) No Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

4.12 Data Privacy.

(a) The consummation of the Transactions will not result in any violation of any applicable Laws relating to privacy, data security, or the processing, storage, use or transfer of data (“Privacy Laws”).

(b) To the Knowledge of the Sellers, in connection with its collection, storage, transfer (including transfer across national borders) or use of any Personally Identifiable Information from any individuals, including any customers, prospective customers, employees or other third parties, Sellers are and, during the last one (1) year, have been in compliance with all applicable Laws in all relevant jurisdictions in all material respects and has obtained all necessary rights from third parties and complied in all material respects with all other requirements under applicable Laws, and Sellers’ own privacy policies, to enable the collection, storage, transfer or use of such Personally Identifiable Information for the purposes of the Business following Closing. To the Knowledge of the Sellers, Sellers have complied in all material respects with their privacy policies and any and all requests of customers to opt out of receipt of marketing messages. To the Knowledge of the Sellers, Sellers have commercially reasonable physical, technical, organizational and administrative security measures and backup procedures in place to protect all Personally Identifiable Information and customer information collected or received by Sellers or on their behalf from and against unauthorized access, use or disclosure in accordance with applicable Laws and contractual obligations. Since May 2022, Sellers have taken commercially reasonable efforts to come into, and believe they are in material compliance as of January 1, 2023, with privacy and data protection legislation coming into effect as of January 1, 2023, in relevant jurisdictions. Privacy legislation continues to evolve at a rapid pace and Sellers continue to take commercially reasonable efforts to maintain such compliance.

(c) Neither Sellers nor, to Sellers’ Knowledge, any third party have gained unauthorized access to or engaged in unauthorized use, collection, disclosure or exploitation of any Personally Identifiable Information or data or information relating to the Business, including any customer information in Sellers’ possession and/or control, nor have there been any material investigations, claims, or written notices in connection with the foregoing. There have been no material downtime or, to Sellers’ Knowledge, any actual or suspected security incidents in respect of the Seller Software caused by internal or external factors, such as viruses, denial-of-service-attacks or unauthorized entries, in the twenty-four (24) months prior to the date hereof.

4.13 Environmental Matters. (a) Other than as described on part (a) of Schedule 4.13, in the last three (3) years, to the Knowledge of Sellers, no Sellers have received any written notice from any Governmental Authority or third party of any material violation of or material failure to comply with any Environmental Laws with respect to any leased property which remains uncorrected, or of any obligation to undertake or bear the cost of any remediation with respect to such leased property, which remains unperformed, and (b) other than as described on part (b) of Schedule 4.13, to the Knowledge of Seller, such leased property is in compliance, in all material respects, with applicable Environmental Laws.

4.14 Brokers’ Fees and Commissions. Except as set forth on Section 4.14 of the Disclosure Schedules, no agent, broker, Person or firm acting on behalf of any Seller or under any Seller’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. All such fees, costs, and expenses shall constitute Excluded Liabilities.

4.15 Financial Statements. The consolidated balance sheets and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company filed since January 1, 2022 with the SEC have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly, in all material respects, the financial position and the results of operations and cash flows of the Sellers as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). The financial statements were derived from the books and records of the Sellers. Except to the extent specifically reflected and adequately reserved for on the latest balance sheet filed with the SEC, the Sellers do not have any material Liabilities (individually or in the aggregate) of the type required to be reflected on a balance sheet (or disclosed in the notes thereto) prepared in accordance with GAAP, other than (i) Liabilities under Contracts entered into in the Ordinary Course of Business, and which do not relate to or arise from any breach of such Contract and (ii) Liabilities incurred since the date of the latest balance sheet filed with the SEC in the Ordinary Course of Business, and which do not relate to or arise from any breach of Contract, tort, infringement or violation of Law.

4.16 Taxes.

(a) all Taxes due with respect to the Acquired Assets, the Assumed Liabilities or the Business (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid;

(b) the Sellers have delivered or made available to the Buyer copies of all Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, the Sellers with respect to the Acquired Assets, Assumed Liabilities, or the Business during the three (3)-year period ending on the date hereof;

(c) all Tax Returns required to be filed by Sellers with respect to the Acquired Assets, the Assumed Liabilities or the Business have been duly and timely filed, and all such Tax Returns are true, complete and correct in all respects;

(d) no statute of limitations relating to Taxes in respect of the Acquired Assets, the Assumed Liabilities or the Business has been subject to a request or agreement for extension;

(e) no extension of time within which to file any Tax Return with respect to the Acquired Assets, the Assumed Liabilities or the Business is currently in effect;

(f) with respect to the Acquired Assets, Assumed Liabilities, or the Business, the Sellers have withheld or collected, and timely paid, all Taxes required by Law to be withheld or collected, and complied with all information reporting and backup withholding requirements, and has maintained all required records, in connection with amounts paid or owing to or from any employee, customer, creditor, equity holder, independent contractor or third party;

(g) no Tax Return of the Sellers with respect to the Acquired Assets, the Assumed Liabilities or the Business is currently under audit by any Tax Authority, and no such audit is pending, proposed, threatened in writing, or the Seller’s knowledge, contemplated;

(h) there are no Liens or encumbrances for Taxes (other than Permitted Liens for current Taxes not yet due, payable or delinquent) upon the Acquired Assets;

(i) the Buyer will not be required to deduct and withhold any amount under Section 1445(a) of the Code or otherwise upon the transfer of the Acquired Assets or the Assumed Liabilities to the Buyer;

(j) no power of attorney with respect to Taxes is currently in force with respect to the Acquired Assets, the Assumed Liabilities or the Business;

(k) no Tax Authority has asserted, threatened in writing or, to the knowledge of the Sellers, contemplated any assessment, deficiency or other claim for Taxes with respect to the Acquired Assets, the Assumed Liabilities or the Business;

(l) with respect to the Acquired Assets, Assumed Liabilities, or the Business, the Sellers are not a party to, bound by, subject to or under any obligation under any Tax sharing, allocation, receivable, indemnity or other similar or analogous agreement or arrangement.

4.17 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), none of Sellers, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Sellers. Without in any way limiting the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), Sellers are selling the Acquired Assets “as is where is” and, except in the case of Fraud, disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of any Seller). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Seller Material Adverse Effect.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the Agreement Date, and as of the Closing, except as set forth on the Disclosure Schedules, as follows:

5.1 Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own and hold its assets, rights and properties and to conduct its Business as now owned, held and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business.

5.2 Due Authorization, Execution and Delivery; Enforceability. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate action on the part of Buyer is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which Buyer is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than Buyer) constitute (or will constitute) valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms (subject to the entry of the Sale Order), subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

5.3 Consents. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity or any other Person is required by Buyer with respect to Buyer’s execution and delivery of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) the Sale Order having been entered by the Bankruptcy Court and (b) any consent, approval or authorization of or designation, declaration or filing with any Governmental Entity the failure of which to be made or obtained would not, individually or in the aggregate, be reasonably expected to result in a Buyer Material Adverse Effect.

5.4 No Conflicts. The execution, delivery and performance by Buyer of any Transaction Document to which Buyer is (or will become at Closing) a party and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, modification, acceleration or cancellation under, any material Contract of Buyer, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

5.5 Sufficiency of Funds. Buyer will have sufficient cash on hand on the Closing Date to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement in accordance with the terms set forth herein.

5.6 Adequate Assurances Regarding Executory Contracts. Buyer is and will be capable of satisfying the conditions contained in section 365 of the Bankruptcy Code with respect to the Assumed Contracts and Assumed Leases.

5.7 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), none of Buyer, its Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Buyer. Without in any way limiting the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), Buyer disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or their Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any Representative of Buyer or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Buyer Material Adverse Effect.

5.8 No Outside Reliance. Without in any way limiting the representations and warranties contained in this Agreement, Buyer has not relied and will not rely on, and Sellers are not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Acquired Assets or relating thereto made or furnished by Sellers. BUYER FURTHER ACKNOWLEDGES THAT SHOULD THE CLOSING OCCUR, BUYER WILL ACQUIRE THE ACQUIRED ASSETS AND ASSUME THE ASSUMED LIABILITIES IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY WITH RESPECT TO ENVIRONMENTAL, HEALTH OR SAFETY MATTERS).

Article 6
COVENANTS OF THE PARTIES

6.1 Conduct of Business Pending the Closing. During the period from the Agreement Date and continuing until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing (the “Interim Period”), Sellers shall (i) carry on the Business in the Ordinary Course of Business, except to the extent otherwise agreed in writing by the Buyer, and (ii) use commercially reasonable efforts to maintain and preserve intact the current Business and Acquired Assets and preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers, regulators, and others having significant business relationships with the Business and the Acquired Assets. Without limiting the generality of the foregoing, during the Interim Period, except (w) as expressly permitted by this Agreement (x) as set forth on Section 6.1 of the Disclosure Schedules, (y) as required by applicable Law, or (z) with the prior written consent of the Buyer, Sellers shall not do any of the following:

(i) (A) modify, terminate, cancel or waive any material right under, any of the Material Contracts and Leases or (B) enter into any Contract that would have been a Material Contract and Lease had it been entered into prior to the Agreement Date;

(ii) except in the Ordinary Course of Business, sell, lease, license, assign, transfer, abandon or otherwise dispose of or subject to any Lien (other than Permitted Liens) any assets or properties;

(iii) acquire any business, or Person, by merger or consolidation, purchase of substantial assets or equity securities, or by any other manner, in a single transaction or a series of related transactions;

(iv) fail to maintain, or allow to lapse, or abandon any Registered IP;

(v) fail to maintain any customer lists or other books and records of the Business in the Ordinary Course of Business;

(vi) destroy or fail to preserve any customer data except to the extent required by applicable Law and in the Ordinary Course of the Business consistent with past practice;

(vii) make any loan, advance or capital contribution to, or investment in, any other Person;

(viii) (A) increase the salary, bonus, compensation or benefits of any kind to any employee, (B) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former employee, (C) establish, adopt, amend or terminate any Seller Benefit Plans, or (D) grant any bonus, severance, benefit or other direct or indirect compensation, or grant any equity or equity-based awards, in each case, to any current or former director, employee, independent contractor or consultant;

(ix) (A) hire or engage any new employee, or (B) terminate the services of any key employee or officer;

(x) implement any employee layoffs or reduction in force that includes any Offered Employee,

(xi) settle, release, abandon, discharge or otherwise compromise any Proceeding;

(xii) effectuate any recapitalization, reclassification, stock split or like change in the capitalization of any Seller, or adopt a plan of complete or partial liquidation or dissolution;

(xiii) (A) issue, sell, purchase, redeem, retire or grant registration rights with respect to any of its equity interests or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its equity interests or other securities or (B) enter into any Contract with respect to the issuance, sale, purchase or redemption of any of its equity interests or other securities;

(xiv) make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incur any liability for Taxes outside the ordinary course of business, fail to pay any Tax that becomes due and payable (including any estimated Tax payments), prepare or file any Tax Return in a manner inconsistent with past practice, or adopt or change any Tax accounting method;

(xv) change or modify any material accounting practice, policy or procedure, except as required by GAAP or applicable Law

(xvi) incur, assume, or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Sellers, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except (1) intercompany indebtedness solely between or among any Sellers, or (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, or cash management programs, in each case issued, made, or entered into in the Ordinary Course of Business;

(xvii) make any broad-based communication to customers of the Business (provided, that, such consent shall not be unreasonably withheld, conditioned or delayed in the event that such communication is required by SEC rule or regulation, the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure); or

(xviii) agree or commit to take any of the actions described in the foregoing clauses (i) through (xvii).

Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the business of Sellers prior to the Closing.

6.2 Access. Subject to applicable Law, during the Interim Period, Sellers shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, data, books and records of Sellers to the extent relating to the Business, the Acquired Assets or Assumed Liabilities, as Buyer reasonably deems necessary in connection with effectuating the Transactions. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers hereunder. Buyer agrees that any on-site inspections of any of Acquired Assets, shall be conducted in the presence of Sellers or their Representatives. All inspections shall be conducted so as not to interfere unreasonably with the use of any of the Acquired Assets by Sellers, or operation of the Business, and shall not violate any applicable Law or confidentiality obligations of any Seller. Notwithstanding the foregoing, Buyer and its Representatives shall not be entitled to any records or information pursuant to this Section 6.2, or otherwise, that is subject to legal privilege or that would or could trigger a breach or violation of any obligations under any confidentiality or privacy provision or privacy rule, to which any Seller is subject, provided that Sellers shall use commercially reasonable efforts to provide records and information in a manner such that Buyer may review without violating any applicable privileges or obligations. On or before the Closing Date, Sellers shall provide Buyer a true, complete and correct list of the name (or employee identification number where no-name disclosure is required by Law) and site of employment of any and all employees of Sellers who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act within ninety (90) days prior to the Closing Date. Sellers shall update this list up to and including the Closing Date.

6.3 Public Announcements. Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the Transactions, but neither Buyer nor Sellers shall issue any press release without the prior written approval of the other Party, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court) or by obligations pursuant to any listing agreement with any national securities exchange, in which case the non-disclosing party will have the right to review and comment on such release, announcement or communication prior to publication. Buyer and Sellers shall cause their respective Affiliates and Representatives to comply with this Section 6.3. Nothing in this Section 6.3 shall prevent any Affiliate of the Buyer that is a private equity or other investment fund from making customary non-public disclosures regarding the material terms of the Transactions to its existing or prospective investors.

6.4 Tax Matters.

(a) All Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including filing or otherwise seeking qualification for any reduction, exemption, exclusion or similar or analogous relief from the application or imposition of any Transfer Taxes. Each of Buyer and Sellers, as applicable, shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes when due and will cooperate with each other in connection with such filings.

(b) Each of Buyer, on the one hand, and Sellers, on the other hand, shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party (and at the requesting party’s expense), in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, including with respect to any Claim for exemption or exclusion from the application or imposition of any Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any Proceeding relating to any Tax Return. The parties agree to retain all books and records with respect to Tax matters pertinent to the Business, the Acquired Assets or the Assumed Liabilities relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Entity. Each party agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above.

(c) All Tax allocation, Tax indemnity, Tax receivable or Tax sharing agreements or similar or analogous Contracts or arrangements (express or implied), and any powers of attorney granted to any Person in respect of Taxes, with respect to or involving the Business, the Acquired Assets or the Assumed Liabilities shall be terminated as of the Closing and, after the Closing, none of the Business, the Acquired Assets or the Assumed Liabilities shall be bound thereby or have any liability thereunder.

6.5 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Parties will use their respective commercially reasonable efforts to (i) take all actions necessary to transfer the Acquired Assets and obtain all consents and approvals necessary from any Person, including by facilitating any negotiations reasonably requested by Buyer in connection therewith, (ii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable, (iii) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Transactions, (iv) effect all necessary registration, applications, notices and other filings required by applicable Law, including, as applicable to Sellers, under the Bankruptcy Code, and (v) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement. Buyer shall not take any action that would reasonably be expected to prevent or materially delay the approval of any Governmental Entity of any of the filings referred to in this Section 6.5.

6.6 Further Assurances. From and after the Closing, the Parties agree to (a) furnish upon request to each other such further information, (b) execute, acknowledge and deliver to each other such other documents and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents; provided that nothing in this Section 6.6 or this Agreement shall prohibit any Seller from ceasing operations or winding up their affairs following the Closing.

6.7 Bankruptcy Court Matters.

(a) Buyer and Sellers acknowledge that this Agreement and the Transactions contemplated hereby are subject to the Bidding Procedures and Bidding Procedures Order, and approval by the Bankruptcy Court and, as applicable, entry of the Sale Order. In the event of any discrepancy between this Agreement and the Bidding Procedures Order and the Sale Order, the Sale Order shall govern.

(b) Expense Reimbursement and Break-Up Fee.

(i) If this Agreement is terminated by Buyer or Sellers for any reason pursuant to Section 8.1, other than termination pursuant to Section 8.1(a) or Section 8.1(g), Sellers shall, upon the consummation of an Alternative Transaction, within five (5) Business Days after such termination of this Agreement, reimburse Buyer for all actual, documented and reasonable out of pocket costs, fees and expenses incurred by Buyer or its Affiliates, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, including the Chapter 11 Cases and other judicial and regulatory proceedings related to the Agreement, up to an aggregate amount of $150,000 (such costs, fees and expenses, the “Expense Reimbursement”), such reimbursement to be made by wire transfer(s) in immediately available funds to one or more bank accounts of Buyer (or any of its Affiliates) designated in writing by Buyer to Seller.

(ii) If this Agreement is terminated by Buyer or Sellers pursuant to Section 8.1(b)(ii), Section 8.1(c), Section 8.1(d), or Section 8.1(f); provided that for a termination pursuant to Section 8.1(f), the failure to close by the Outside Date was not a result of Buyer failing to fulfill, in any material respect, its obligations under this Agreement, in addition to the Expense Reimbursement which shall be payable as provided in Section 6.7(b)(i), pay to Buyer the Break-Up Fee, such payment of the Break-Up Fee to be made only, however, on the consummation of an Alternative Transaction by wire transfer(s) in immediately available funds to one or more bank accounts of Buyer (or any of its Affiliates) designated in writing by Buyer to Sellers out of the proceeds of such Alternative Transaction or otherwise satisfied pursuant to the terms of such Alternative Transaction or an order of the Bankruptcy Court approving such Alternative Transaction.

(iii) The Parties acknowledge and agree that (A) the Parties have expressly negotiated the provisions of this Section 6.7(b) and the payment of the Break-Up Fee and the Expense Reimbursement are integral parts of this Agreement, (B) in the absence of Sellers’ obligations to make these payments, Buyer would not have entered into this Agreement, and (C) the Break-Up Fee and the Expense Reimbursement shall constitute allowed administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code. Except in the case of Fraud by the Sellers (or any of them), Buyer’s rights to the Break-Up Fee and/or the Expense Reimbursement, as applicable, pursuant to this Section 6.7(b) and subject to Section 3.3(a)(iii) and Section 9.10(c), shall be the sole and exclusive remedy of Buyer against Sellers and any of its Affiliates for any Liability, damage or other loss resulting from, the termination of this Agreement, breach of any representation, warranty covenant or agreement contained herein or the failure of the transactions contemplated hereby to be consummated, and none of Buyer nor any of its Affiliates shall have any other remedy or cause of action under or relating to this Agreement or any applicable Law.

(iv) The obligations of Sellers to pay the Break-Up Fee and/or the Expense Reimbursement shall survive the termination of this Agreement in accordance with Section 8.2. The Break-Up Fee and/or the Expense Reimbursement shall be deemed earned upon entry of the Bidding Procedures Order.

(c) Buyer and Sellers shall use their commercially reasonable efforts to have the Bankruptcy Court hold the Sale Hearing and enter the Sale Order on the earlier of (i) seven (7) days after the conclusion of the Auction and (ii) March 17, 2023.

(d) From and after the date hereof, Sellers shall not take any action that is intended to result in or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification, or staying of the Bidding Procedures Order or, if Buyer is the Successful Bidder at the Auction, the Sale Order. Buyer has not colluded in connection with its offer or negotiation of this Agreement. From and after the date hereof, Buyer shall not take any action that is intended to result in or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification, or staying of the Bidding Procedures Order, or if Buyer is the Successful Bidder at the Auction, the Sale Order or consummation of the transactions contemplated hereby.

(e) Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including providing adequate assurance of future performance and furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code.

(f) If an Auction is conducted, and Buyer is not the Successful Bidder for the Acquired Assets, Buyer shall, in accordance with and subject to the Bidding Procedures, be required to serve as the back-up bidder if and only if Buyer is the next highest or otherwise best bidder for the Acquired Assets at the Auction (the party that is the next highest or otherwise best bidder at the Auction after the Successful Bidder, the “Back-Up Bidder”) and, if Buyer is the Back-Up Bidder, Buyer shall, notwithstanding Section 8.1(b)(ii) and Section 8.1(d)(i), be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until thirty (30) days after the Sale Hearing (the “Back-Up Bidder Termination Date”) or this Agreement is otherwise terminated pursuant to Article 8. Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Buyer, if and only if (i) Buyer is the Back-Up Bidder and (ii) Sellers have provided notice to Buyer on or before the Back-Up Bidder Termination Date and this Agreement has not otherwise been terminated pursuant to Article 8, will be deemed to have the new prevailing bid, and Sellers may seek authority to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) with the Back-Up Bidder. If Buyer has not been selected as the Successful Bidder following the Back-Up Bidder Termination Date, this Agreement shall automatically be deemed terminated and Buyer’s bid withdrawn without any further action by Buyer.

(g) Subject to the Sellers exercising their rights pursuant to Section 8.1(b)(ii), if Buyer is the prevailing bidder at the Auction, the Sellers shall not, and shall cause their Affiliates not to, take any action that is intended to result in, or fail to take any action that is intended to result in, the reversal, voiding, modification, or staying of the Sale Order. The Sellers shall, and shall cause their Affiliates to, comply with the Sale Order.

(h) The Sellers shall be responsible for making all necessary filings with the Bankruptcy Court, which material filings, including any amendments, supplements, or modifications thereto, shall be in form and substance reasonably acceptable to Buyer. The Sellers and Buyer shall consult with one another regarding substantive pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval or modification of, as applicable, the Sale Order. The Sellers shall provide (or shall cause their representatives to provide) Buyer with advance drafts of, and a reasonable opportunity to review and comment upon, the Sale Order, and any substantive pleadings, motions, applications, petitions, schedules and supporting papers prepared by the Sellers or their Affiliates to be filed with the Bankruptcy Court in furtherance of the Transactions as soon as reasonably practicable prior to the date the Sellers intend to file such motion, pleading or Bankruptcy Court filing, and the Sellers shall make any reasonable modifications of such documents requested by Buyer. Buyer shall provide (or shall cause its representatives to provide) the Sellers with advance drafts of, and a reasonable opportunity to review and comment upon substantive pleadings, motions, and supporting papers prepared by Buyer to be filed with the Bankruptcy Court in connection with the Transactions as soon as reasonably practicable prior to the date Buyer intends to file such motion, pleading or Bankruptcy Court filing, and Buyer shall make any reasonable modifications of such documents requested by the Sellers. In the event the entry of the Sale Order or any other Order of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such order), the Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

6.8 Cure Costs. Sellers shall sell, transfer and assign, all Assumed Contracts and Assumed Leases to Buyer, and Buyer shall purchase and assume all Assumed Contracts and Assumed Leases from Sellers, as of the Closing Date pursuant to sections 363 and 365 of the Bankruptcy Code and the Sale Order. In connection with debts incurred or the assignment and assumption of the Assumed Contracts and Assumed Leases, Sellers shall cure any monetary defaults of the debts incurred or under the Assumed Contracts and Assumed Leases by payment of any Cure Costs as determined in accordance with the Bidding Procedures Order and Sale Order; provided that Buyer or Sellers shall be responsible for payment of such Cure Costs as set forth in Section 2.5(c) hereof. Buyer shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts and Assumed Leases. In the event that the Cure Costs of any Material Contract and Lease or other Assumed Contract or Assumed Lease changes after the Agreement Date, Sellers shall promptly, and in no event later than one (1) Business Day, provide notice to Buyer of such change.

6.9 Preservation of Books and Records; Cooperation. For a period of three (3) years after the Closing Date, Buyer shall provide to Sellers and their respective Representatives, at the Sellers’ sole cost and expense, (after reasonable notice and during normal business hours and without undue interference to the business operations of Buyer) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Acquired Assets, solely to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date (for example, for purposes of any Tax or accounting audit or any claim or litigation matter, but not for any dispute or claim between Buyer and Sellers in connection with this Agreement, the Transaction Documents or otherwise) or the liquidation and winding down of Sellers following the Closing, and shall preserve such books and records until the later of (i) the retention period required by applicable Law, (ii) the conclusion of all proceedings relating to the Chapter 11 Cases, or (iii) such three (3) year period. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain copies of all of books and records included in or related to the Acquired Assets for periods prior to the Closing subject to Section 6.11.

6.10 Notification of Certain Matters. To the extent permitted by applicable Law, Sellers and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge that would reasonably be likely to cause a condition to a Party’s obligations to consummate the Transactions set forth in Section 7.1, with respect to the Sellers, and Section 7.2, with respect to the Buyer, not to be satisfied as of any date prior to the Closing Date, (b) the receipt of any notice or other communication from any Governmental Entity in connection with the Transactions, or (c) the commencement of any actions, suits, investigations or proceedings relating to such Seller, any Acquired Asset or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed or would have resulted in a breach of any representation contained in Article 4; provided, however, that the delivery of any such notice pursuant to this Section 6.10 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the Transactions by any Party.

6.11 Name Change. At the Closing or within sixty (60) Business Days after the Closing Date, Sellers shall use commercially reasonable efforts to take such corporate and other actions necessary to change their company names to names that are not similar to, or confusing with, their current names, including any necessary filings required by the law of the state of its organization, and shall promptly thereafter provide Buyer with written evidence of such name change; provided that at all times following the Closing, the Sellers shall not use the company names for commercial purposes. Sellers shall also prepare and file a motion with the Bankruptcy Court to change the caption of the Bankruptcy Case to reflect such name change.

6.12 Intellectual Property Rights Assignment. To the extent any Intellectual Property Rights used by the Business are owned by any employees, contract workers, directors or officers of Sellers prior to the Closing, Sellers shall, with respect to any such former employees, contract workers, directors and officers, use commercially reasonable efforts to cause such former employees, contract workers, directors and officers to assign their entire interest in such Intellectual Property Rights to Sellers prior to the Closing. At or prior to the Closing, with respect to certain social media sites identified on Schedule 6.12, Seller shall make a Person identified by Buyer a moderator of such accounts in order to provide Buyer access to such accounts.

6.13 Transition Services Agreement. In connection with the consummation of the Transactions, the Parties will negotiate in good faith, on or before February 27, 2023, a transition services agreement in form and substance (a) customary for transactions of the type contemplated by this Agreement and (b) reasonably acceptable to Sellers and Buyer in their respective reasonable discretion (the “Transition Services Agreement”), which will provide for the provision of transition services by Sellers to the extent administratively feasible to operate the Business in substantially the same manner as currently conducted in accordance with the term set forth therein. Among other things, the Transition Services Agreement will provide for transition services by such existing employees and contract workers of Sellers as may be designated by Buyer, at Buyer’s cost, through the earlier of (i) May 30, 2023, and (ii) the departure of the last of such employees and contract workers (the “Transition Services Period”). Buyer may, at its option, extend the Transition Services Period by up to four additional weeks on a week-to-week basis, provided that the services provided during such additional transition period shall be at Buyer’s cost.

6.14 Confidentiality.

(a) From and after the Closing, Sellers shall keep confidential all non-public information regarding the Acquired Assets and the Assumed Liabilities, except for such public disclosure as Sellers and their counsel may reasonably determine to be required under any applicable Law, regulation, stock exchange requirement, SEC rules and regulations, or Order. Sellers shall provide Buyer the opportunity to review and comment upon, and Sellers shall consider such comments in good faith, all such disclosures.

(b) The Parties hereby acknowledge and agree that the Confidentiality Agreement is enforceable in accordance with its terms, it being understood and agreed, however, that such Confidentiality Agreement shall terminate automatically effective as of the Closing.

6.15 Employees.

(a) No later than 11:59 p.m. prevailing Eastern Time on the Agreement Date, Buyer shall provide Sellers a list of any Employees that Buyer would like to make an offer of employment (the “Offered Employees”). Between the Agreement Date and February 27, 2023, Buyer shall be permitted to add or remove Employees from the initial list of Offered Employees. Between February 27, 2023 and five (5) Business Days before the Closing, Buyer shall be permitted to remove Employees in an amount that deviates no more than ten (10%) percent from the initial list of Offered Employees, as may have been revised on or before February 27, 2023. Each Offered Employee who accepts such offer shall be deemed a “Transferred Employee”). At a time mutually agreed by the Parties, Sellers shall deliver a notice to each of the Offered Employees (i) informing such Offered Employees about the sale of the Acquired Assets to Buyer, and (ii) terminating their employment with Sellers. Immediately following such notification, Buyer may send a notice to each of the Offered Employees describing their offer of employment by Buyer.

(b) By written notice to the Sellers no later than two (2) Business Days prior to the Closing Date, the Buyer may, but shall not be required to, assume the sponsorship of such Seller Benefit Plans as selected by the Buyer (as an “Assumed Plan”). With respect to each Assumed Plan, Sellers shall take all actions necessary to effect the transfer of such sponsorship and all underlying trusts, insurance contracts and agreements of such Assumed Plan. With respect to each Assumed Plan, the Buyer shall be responsible for all liabilities accruing after the Closing (but, for the avoidance of doubt, the Sellers shall remain responsible for all liabilities accruing on or prior to the Closing).

(c) For the avoidance of doubt, Buyer acknowledges that it will be responsible for all liabilities, obligations and claims arising out of the employment by Buyer of any Transferred Employee with respect to Buyer’s employment of such Transferred Employee on and after the date of employment of such Transferred Employee with Buyer. Notwithstanding any other provision herein to the contrary, Sellers shall make available COBRA (or equivalent) benefits for each Employee that is terminated on the Closing Date and not made an offer of employment by Buyer and Buyer shall have no obligations or liability in connection therewith.

(d) Seller shall provide Buyer such information as it reasonably requests to effect the provisions of this Section 6.12.

6.16 Independent Contractors. No later than 11:59 p.m. prevailing Eastern Time on the Agreement Date, Buyer shall provide Sellers a list of any independent contractors that Buyer would like to engage (the “Offered Independent Contractors”) as identified on Schedule 6.16. Between the Agreement Date and February 27, 2023, Buyer shall be permitted to add or remove independent contractors from the initial list of Offered Independent Contractors. Between the February 27, 2023 and five (5) Business Days before the Closing, Buyer shall be permitted to remove independent contractors in an amount that deviates no more than ten (10%) percent from the initial list of Offered Independent Contractors, as may have been revised on or before February 27, 2023. Each Offered Independent Contractor who accepts such offer shall be deemed a “Transferred Independent Contractor”. The contractors set forth therein will be an immediate obligation of Buyer until such time as the relationships are terminated by Buyer and/or the Transferred Independent Contractors set forth on Schedule 6.16.

Article 7

CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. (i) the representations and warranties of Sellers set forth in Article 4 (other than Sections 4.1, 4.2, and 4.5) shall be true and correct (disregarding qualifications as to materiality or Seller Material Adverse Effect or words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Seller Material Adverse Effect, as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date) and (ii) the representations and warranties of Sellers set forth in Sections 4.1, 4.2, and 4.5, shall be true and correct in all respects as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b) Performance of Obligations. Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date, including all deliveries required under Section 3.1(b).

(c) No Seller Material Adverse Effect. Since the date of the Agreement, there has not been a Seller Material Adverse Effect.

(d) Sale Order. The Bankruptcy Court shall have entered the Sale Order in form and substance satisfactory to the Buyer in the Buyer’s reasonable discretion, and such order shall be a Final Order.

(e) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, of an executive officer of each Seller to the effect that the conditions specified in Section 7.1(a), Section 7.1(b), and Section 7.1(c) above have been fulfilled.

(f) No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transactions.

(g) Conduct. Seller shall not have taken any action that would reasonably be expected to cause the failure of any condition contained in this Section 7.1 (other than actions taken by Seller in connection with the discharge of its fiduciary duties during the Bankruptcy Case).

7.2 Conditions Precedent to the Obligations of Sellers. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or written waiver by Sellers) at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 shall be true and correct, except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b) Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, including all deliveries required under Section 3.1(c).

(c) Sale Order. The Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying or amending such Sale Order shall be in effect on the Closing Date.

(d) Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date, of an executive officer of Buyer to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) above have been fulfilled.

(e) No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transactions.

7.3 Frustration of Conditions Precedent. Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article 7, as applicable, to be satisfied if such failure was caused by the breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party.

Article 8

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated, and the Transactions abandoned at any time prior to the Closing:

(a) by written agreement of Sellers and Buyer;

(b) by either Sellers or Buyer:

(i) if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining Buyer or Sellers from consummating the Transactions is entered and such Order shall become final and non-appealable, provided, however, that no termination may be made by a Party under this Section 8.1(b)(i) if the issuance of such Order was caused by the material breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party (which, in the case of the Sellers, shall include each Seller); or

(ii) upon Sellers consummating an Alternative Transaction.

(c) by Buyer by giving written notice to each Seller if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.1(a), Section 7.1(b), or Section 7.1(c), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) fourteen (14) days after receipt of Buyer’s notice of such breach, and (B) the Outside Date; provided, that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(g);

(d) by Buyer if (i) Sellers consummate an Alternative Transaction, or (ii) there is an Auction and Buyer is not designated as the Successful Bidder or the Back-Up Bidder immediately following the Auction;

(e) by Buyer if the Sale Order is not entered by the Bankruptcy Court on or before March 22, 2023;

(f) by Buyer or Sellers if the Closing shall not have occurred on or before the Outside Date (or such later date as provided in Section 6.7(e) to the extent applicable), provided, however, that no termination may be made a Party under this Section 8.1(f) if the failure to close on or before the Outside Date (or such later date as provided in Section 6.7(e) to the extent applicable) was caused by the material breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party (which, in the case of the Sellers, shall include each Seller);

(g) by Sellers by giving written notice to Buyer if there has been a breach by any Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.2(a) or Section 7.2(b), and such breach has not been waived by Sellers, or, if such breach is curable, cured by such Buyer prior to the earlier to occur of (A) fourteen (14) days after receipt of Sellers’ notice of such breach, and (B) the Outside Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(g) if Buyer could, at such time, terminate this Agreement pursuant to Section 8.1(c); or

(h) by written notice of either Buyer or Sellers, if the Chapter 11 Cases are dismissed or converted to cases under chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Sellers is appointed in the Chapter 11 Cases.

8.2 Consequences of Termination. In the event of any termination of this Agreement by either or both of Buyer and Sellers pursuant to Section 8.1, written Notice thereof shall be given by the terminating Party to the other Parties hereto, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than Section 3.3 (Deposit), Section 6.3 (Public Announcements), Section 6.7(f) (Bankruptcy Court Matters), this Section 8.2 (Consequences of Termination) and Article 9 (Miscellaneous) and to the extent applicable in respect of such Sections and Article, Article 1 (Definitions)), and the Transactions shall be abandoned without further action or Liability of any of the Parties hereto, except that (i) such termination shall not relieve any Party of any Liability for Fraud or willful and material breach of this Agreement prior to such termination and (ii) except in the case of Fraud, the maximum Liability of Sellers under this Agreement shall be equal to the Expense Reimbursement and Break-Up Fee to the extent payable.

Article 9

MISCELLANEOUS

9.1 Expenses. Except as set forth in this Agreement, including Section 6.7, and whether or not the Transactions are consummated, each Party hereto shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the Transactions.

9.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, that Buyer may, without the consent of any other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to any Affiliate of Buyer; provided further, that Buyer shall remain jointly and severally liable with such Affiliates for Buyer’s and such Affiliates’ obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including any liquidating trustee, responsible Person or similar representative for Sellers or Sellers’ estate appointed in connection with the Chapter 11 Cases.

9.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Sellers (and their estates), Buyer and their respective successors or permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

9.4 Certain Limitations. IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT THAT ARE IN THE NATURE OF PUNITIVE OR EXEMPLARY DAMAGES (UNLESS OWED TO A THIRD PARTY).

9.5 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail with confirmation of delivery, which may be electronic (provided, however, that the sender does not receive any “bounce back” notification or other notice of non-delivery); provided, that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. prevailing Eastern Time, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to any Seller:	American Virtual Cloud Technologies, Inc.
1720 Peachtree Street, Suite 629
Atlanta, GA 30309
	Attention:	Kevin J. Keough, CEO
	E-mail:	kkeough@avctechnologies.com

With a copy (which shall not constitute notice to Seller) to:

Cole Schotz P.C.
25 Main Street
Hackensack, New Jersey 07601
	Attention:	Michael D. Sirota and
David M. Bass, Esq.
	E-mail:	msirota@coleschotz.com and
dbass@coleschotz.com

If to Buyer:	Skyvera, LLC
2028 E. Ben White Blvd., Ste. 240-2650
Austin, TX, 78741
	Attention:	Neeraj Gupta
	E-mail:	neeraj.gupta@trilogy.com

With a copy (which shall not constitute notice to Buyer) to:

Jones Spross
1605 Lakecliff Hills Ln, Suite 100
Austin, TX 78732
	Attention:	Robyn Siers, Esq.
	E-mail:	robyn.siers@jonesspross.com

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

9.6 Choice of Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Claim or Proceeding that may be based upon, arise out of or relate or be incidental to this Agreement, the Transactions, the negotiation, execution, performance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether now existing or hereafter arising shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of Delaware, without giving effect to any provision thereof that would require or permit the application of the substantive laws of any other jurisdiction.

9.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedules), the Sale Order, and all Transaction Documents and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of another Transaction Document (which, for the avoidance of doubt, excludes any Sale Order), this Agreement will govern and control. This Agreement or any document delivered pursuant to this Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the Party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided. No failure on the part of any Party to exercise, and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single partial exercise of such right, power or remedy by such Party preclude any other or future exercise thereof or the exercise of any other right, power or remedy.

9.8 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be executed via physical or electronic signature and delivered via facsimile, electronic mail, or other means of electronic transmission. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

9.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

9.10 Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.11 Exclusive Jurisdiction; Specific Performance; Remedies.

(a) Subject to Section 9.10(b), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 9.4. For the avoidance of doubt, this Section 9.10 shall not apply to any Claims that Buyer or its Affiliates may have against any third party following the Closing.

(b) Notwithstanding anything herein to the contrary, in the event the Chapter 11 Cases of Sellers are closed or dismissed, the Parties hereby agree that all Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, shall be heard and determined exclusively in any federal court sitting in the District of Delaware or, if that court does not have subject matter jurisdiction, in any state court located in Delaware (and, in each case, any appellate court thereof), and the Parties hereby (i) consent to and submit to the jurisdiction and venue of such courts, (ii) agree that venue would be proper in such courts, and waive any objection that they may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Claim or Proceeding, and (iii) agrees providing Notice to the Persons and in the manner listed in Section 9.4 or any other process required or permitted by any such court, will be effective service of process; provided that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware. The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Claim or Proceeding.

(c) Each Party acknowledges that the other Parties would be damaged irreparably in the event that the terms of this Agreement are not performed by such Party in accordance with its specific terms or are otherwise breached or such Party fails to consummate the Closing when required pursuant to the terms of this Agreement and that, in addition to any other remedy that each Party may have under law or equity, each Party shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by the other Parties. Each Party further agrees that the other Parties shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.12 WAIVER OF RIGHT TO TRIAL BY JURY. SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). FOR THE AVOIDANCE OF DOUBT, THIS SECTION 9.11 SHALL NOT APPLY TO ANY CLAIMS THAT BUYER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.

9.13 Survival. Each and every representation and warranty contained in this Agreement shall expire and be of no further force and effect as of the Closing. Each and every covenant and agreement contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing (each, a “Post-Closing Covenant”)) shall expire and be of no further force and effect as of the Closing. Each Post-Closing Covenant shall survive the Closing until the earlier of performance of such Post-Closing Covenant in accordance with this Agreement.

9.14 Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of Buyer or Sellers shall have any Liability for any Liabilities of Buyer or Sellers, respectively, under this Agreement or for any Claim based on, in respect of, or by reason of the Transactions. To the maximum extent permitted by Law, the Buyer and Sellers hereby waive and release all such Liabilities against any such past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of Buyer or Sellers. This Agreement may only be enforced against, and any Claim, action (including in the Chapter 11 Case), suit, Proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement.

9.15 Disclosure Schedules. Except as set forth in this Agreement, the inclusion of any information (including dollar amounts) in Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the Ordinary Course of Business of any Person. The information contained in this Agreement, the exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face. Except as provided in Section 2.5(a), or as otherwise expressly provided in this Agreement, the Disclosure Schedules cannot be amended or modified without the mutual consent of the Parties, in writing.

9.16 Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof. Prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties.

9.17 Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions, will require Sellers or any of their respective governing bodies, directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations or applicable Law.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

BUYER:

SKYVERA, LLC

By:	/s/ Andrew Price
Name:	Andrew Price
Title:	Manager

SELLER:

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

By:	/s/ Kevin Keough
Name:	Kevin Keough
Title:	Chief Executive Officer

ACVTECHNOLOGIES USA, INC.

By:	/s/ Kevin Keough
Name:	Kevin Keough
Title:	Chief Executive Officer

KANDY COMMUNICATIONS LLC

By:	/s/ Kevin Keough
Name:	Kevin Keough
Title:	Chief Executive Officer